                                                                   EXHIBIT 10.24

                            STOCK PURCHASE AGREEMENT

                                   dated as of

                                November 22, 2002

                                      among

                              NY & CO. GROUP, INC.,

                                   LFAS, INC.

                                       and

                              LIMITED BRANDS, INC.

                        relating to the purchase and sale

                                       of

                            100% of the Common Stock

                                       of

                          LERNER NEW YORK HOLDING INC.

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                                Table of Contents

                                                                            Page
                                                                            ----

                              ARTICLE 1 Definitions

Section 1.01.    Definitions...................................................1

                           ARTICLE 2 Purchase and Sale

Section 2.01.    Purchase and Sale............................................11
Section 2.02.    Closing......................................................12
Section 2.03.    Closing Net Working Capital..................................12
Section 2.04.    Adjustment To Purchase Price.................................15
Section 2.05.    Additional Understanding.....................................16

          ARTICLE 3 Representations and Warranties of Parent and Seller

Section 3.01.    Corporate Existence and Power................................16
Section 3.02.    Corporate Authorization......................................16
Section 3.03.    Governmental Authorization...................................17
Section 3.04.    Noncontravention.............................................17
Section 3.05.    Capitalization...............................................17
Section 3.06.    Ownership and Transfer of Shares.............................18
Section 3.07.    Subsidiaries.................................................18
Section 3.08.    Financial Statements.........................................19
Section 3.09.    Inventory....................................................20
Section 3.10.    Absence of Certain Changes...................................20
Section 3.11.    Material Contracts...........................................22
Section 3.12.    Certain Related Party Agreements.............................24
Section 3.13.    Litigation...................................................25
Section 3.14.    Properties...................................................25
Section 3.15.    Licenses and Permits.........................................27
Section 3.16.    Environmental Matters........................................27
Section 3.17.    Compliance with Laws.........................................28
Section 3.18.    Intellectual Property........................................29
Section 3.19.    Finders' Fees................................................30
Section 3.20.    Labor and Employment Matters.................................30
Section 3.21.    Insurance....................................................31
Section 3.22.    No Undisclosed Liabilities...................................31
Section 3.23.    Sufficiency of Assets; Good Title............................31
Section 3.24.    Accounts Receivable..........................................32
Section 3.25.    Suppliers....................................................32
Section 3.26.    Bank Accounts................................................32
Section 3.27.    Investment Intent............................................32
Section 3.28.    Lease Guarantees.............................................32

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                ARTICLE 4 Representations and Warranties of Buyer

Section 4.01.    Corporate Existence and Power................................33
Section 4.02.    Corporate Authorization......................................33
Section 4.03.    Governmental Authorization...................................33
Section 4.04.    Noncontravention.............................................34
Section 4.05.    Financing....................................................34
Section 4.06.    Purchase and Investment......................................35
Section 4.07.    Litigation; Compliance with Laws.............................35
Section 4.08.    Finders' Fees................................................35
Section 4.09.    Inspections; No Other Representations........................35
Section 4.10.    HSR Filing...................................................36
Section 4.11.    Valid Issuance of Non-Cash Consideration.....................36

                    ARTICLE 5 Covenants of Seller and Parent

Section 5.01.    Conduct of the Company.......................................36
Section 5.02.    Cooperation On Certain Matters...............................39
Section 5.03.    Maintenance of Insurance Policies............................41
Section 5.04.    Non-solicitation.............................................41
Section 5.05.    Confidentiality..............................................41
Section 5.06.    Exclusivity..................................................42
Section 5.07.    Litigation Update............................................42
Section 5.08.    Lease Guarantees.............................................42
Section 5.09.    Retail Leases................................................42
Section 5.10.    Retail Leases; Non-Competition and Related Matters...........44
Section 5.11.    Asset Transfers..............................................46
Section 5.12.    Closing Date Cash............................................47
Section 5.13.    Change of Control............................................47

                          ARTICLE 6 Covenants of Buyer

Section 6.01.    Other Buyer Activities.......................................47
Section 6.02.    Confidentiality..............................................47
Section 6.03.    Cooperation on Certain Matters...............................47
Section 6.04.    Insurance....................................................50
Section 6.05.    Financial Support Arrangement................................50
Section 6.06.    Outstanding Checks; Reimbursement of Payments by Parent......51
Section 6.07.    Non-solicitation.............................................51
Section 6.08.    Proceeds From Credit Card Litigation.........................51
Section 6.09.    Priority of Payments under Guaranteed Leases.................52

                 ARTICLE 7 Covenants of Buyer, Parent and Seller

Section 7.01.    Further Assurances...........................................52
Section 7.02.    Certain Filings..............................................52
Section 7.03.    Public Announcements.........................................52

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Section 7.04.    Transition Services..........................................53
Section 7.05.    Store Leases Agreement.......................................53
Section 7.06.    Securityholders Agreement....................................53
Section 7.07.    Covenant Agreement...........................................53
Section 7.08.    Master Sublease and Master Assignment........................53
Section 7.09.    Cancellation of Related Party Agreements.....................53
Section 7.10.    Intercompany Accounts........................................53
Section 7.11.    Amendment to Database Marketing Agreement....................53
Section 7.12.    Company Websites.............................................54
Section 7.13.    Retained Landlord Claims.....................................55
Section 7.14.    Retained Owned Real Property.................................55

                              ARTICLE 8 Tax Matters

Section 8.01.    Tax Representations..........................................55
Section 8.02.    Tax Covenants................................................56
Section 8.03.    Tax Sharing..................................................60
Section 8.04.    Indemnification by Parent....................................60

                           ARTICLE 9 Employee Benefits

Section 9.01.    Employee Benefits............................................63
Section 9.02.    ERISA Representations........................................64
Section 9.03.    Welfare Plans Following the Closing..........................66
Section 9.04.    Savings and Retirement Plan..................................69
Section 9.05.    Other Employee Plans And Benefit Arrangements................70
Section 9.06.    Necessary Action.............................................72
Section 9.07.    Indemnification..............................................72
Section 9.08.    Third Party Beneficiaries....................................72

                        ARTICLE 10 Conditions to Closing

Section 10.01.   Conditions to Obligations of Buyer, Parent and Seller........72
Section 10.02.   Conditions to Obligation of Buyer............................73
Section 10.03.   Conditions to Obligation of Parent and Seller................74

                      ARTICLE 11 Survival; Indemnification

Section 11.01.   Survival.....................................................75
Section 11.02.   Indemnification..............................................75
Section 11.03.   Procedures...................................................76
Section 11.04.   Limitation on Damages........................................77
Section 11.05.   Exclusivity..................................................78

                             ARTICLE 12 Termination

Section 12.01.   Grounds for Termination......................................78
Section 12.02.   Effect of Termination........................................79

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                            ARTICLE 13 Miscellaneous

Section 13.01.   Notices......................................................79
Section 13.02.   Amendments and Waivers.......................................80
Section 13.03.   Expenses.....................................................80
Section 13.04.   Successors and Assigns.......................................81
Section 13.05.   Governing Law................................................81
Section 13.06.   Jurisdiction.................................................81
Section 13.07.   WAIVER OF JURY TRIAL.........................................82
Section 13.08.   Counterparts; Third Party Beneficiaries......................82
Section 13.09.   Severability.................................................82
Section 13.10.   Entire Agreement.............................................82
Section 13.11.   Captions; Certain Terms......................................82
Section 13.12.   Disclosure Schedule..........................................82
Section 13.13.   Specific Performance.........................................83
Section 13.14.   No Strict Construction.......................................83

                      Appendices, Attachments and Exhibits

Appendix 1.01(a)      Change of Control Payments
Appendix 1.01(b)      Knowledge of Parent and Seller
Appendix 2.01         Warrant Dilution
Appendix 2.03(a)      Base Statement of Net Working Capital
Appendix 3.08         Financial Statements
Appendix 5.04(a)(1)   List of 5-Year Non-Hire Employees
Appendix 5.04(a)(2)   List of 3-Year Non-Hire Employees
Appendix 5.09         Four Wall Profit Contribution
Appendix 6.05         Financial Support Arrangements
Appendix 6.08         Credit Card Litigation

Attachment A          Disclosure Schedule

Exhibit A             Form of Subordinated Note
Exhibit B             Form of Warrant
Exhibit C-1 - C-2     Commitment Letters
Exhibit D             Consent Request Letter
Exhibit E             Services Agreement
Exhibit F             Store Leases Agreement
Exhibit G             Securityholders Agreement
Exhibit H             Covenant Agreement
Exhibit I             Master Sublease
Exhibit J             Master Assignment
Exhibit K             Retained Leases Assignment and Assumption Agreement

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                            STOCK PURCHASE AGREEMENT

     AGREEMENT dated as of November 22, 2002 among NY & Co. Group, Inc., a Delaware corporation ("Buyer"), LFAS, INC., a Delaware corporation ("Seller"), and LIMITED BRANDS, INC., a Delaware corporation ("Parent").

                              W I T N E S S E T H:

     WHEREAS, Seller is the record and beneficial owner of the Shares; and

     WHEREAS, each of Parent and Seller desires that Seller sell the Shares to Buyer, and Buyer desires to purchase the Shares from Seller, in each case, upon the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE 1
                                   Definitions

     Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

     "ADS" means ADS Alliance Data Systems, Inc.

     "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes of this Agreement, none of the Company, any Subsidiary or ADS shall be considered an Affiliate of Seller or Parent.

     "Balance Sheet" means the consolidated balance sheet of the Company and Subsidiaries as of August 3, 2002, including all notes thereto, included in
Section 3.08 of the Disclosure Schedule.

     "Balance Sheet Date" means August 3, 2002.

     "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Columbus, Ohio are authorized or required by Law to close.

     "Change of Control Payments" means all payments which any employee or director of the Company or any Subsidiary is entitled to receive as a result of, or related to, the consummation of the Closing pursuant to arrangements approved

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by Parent prior to the Closing, whether such payments shall be due at the time of the Closing or shall become due at any time following the Closing Date, including any such payments which shall become due in connection with continuing employment or director status with the Company or any Subsidiary for a period of time following the Closing, including the arrangements set forth on Appendix 1.01(a).

     "Closing Date" means the date of the Closing.

     "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Combined Tax" means any state, local or foreign income or franchise Tax with respect to which Parent or any of its Affiliates files Returns on a consolidated, combined or unitary basis with the Company or any Subsidiary.

     "Common Stock" means the common stock, par value $1.00 per share, of the Company.

     "Company" means Lerner New York Holding, Inc., a Delaware corporation.

     "Company Cash" means, for any date of determination, the amount of cash and cash equivalents held by the Company and the Subsidiaries, including in any bank account of the Company and the Subsidiaries, as determined in accordance with GAAP.

     "Customs & International Trade Laws" means any law, statute, Executive Order, regulation, rule, permit, license, directive, order, decree, ordinance, award, or other decision or requirement having the force or effect of law, of any arbitrator, court, government or governmental agency or instrumentality (domestic or foreign), concerning the importation of merchandise, the export of products and technology, the terms and conduct of international transactions, and making or receiving international payments, including the Tariff Act of 1930 as amended and other laws administered by the United States Customs Service, regulations issued or enforced by the United States Customs Service, the Export Administration Act of 1979 as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the International Traffic in Arms Regulations, any other export controls administered by an agency of the United States government, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and persons, the embargoes and restrictions administered by the United States Office of Foreign Assets Control, requirements for the marking of wearing apparel, prohibitions or restrictions on the importation of merchandise made with the use of slave labor, the Foreign Corrupt Practices Act, the antiboycott regulations administered by the United States Department of Commerce, the antiboycott regulations administered by the United States

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Department of the Treasury, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement, antidumping and countervailing duty laws and regulations, and other laws and regulations adopted by the governments or agencies of other countries relating to the same subject matter as the United States statutes and regulations described above.

     "Database Marketing Agreement" means the Consumer Marketing Database Services Agreement among ADS Alliance Data Systems, Inc., Intimate Brands, Inc. and Parent, Inc. dated September 1, 2000.

     "Disclosure Schedule" means the Disclosure Schedule attached as Attachment A to this Agreement.

     "Environmental Laws" means any and all Laws including all common law concerning or relating to pollution or the protection of the environment, including all those relating to hazardous or toxic substances, wastes or materials, including asbestos, petroleum, and polychlorinated biphenyls.

     "Excluded Deferred Compensation Liability" means any liability relating to deferred compensation payable to current or former employees of the Company and the Subsidiaries in excess of the sum of (x) $6.0 million and (y) the Final Closing Excess DC Amount.

     "Excluded Escheat Liability" means (i) any escheat liability or similar item under state unclaimed property laws, in each case in respect of matters arising prior to the Closing (including sales of gift certificates, issuances of checks and other transactions occurring prior to the Closing, regardless of when the obligation to file an unclaimed property report arises), together with any interest or penalties imposed with respect thereto, and (ii) any Damages arising out of Buyer's performance of the obligations set forth in Section 6.03(c)(ii), which together exceed $1.2 million in the aggregate.

     "Excluded Insurance Liability" means any liability related to (i) general liability, automotive liability, product liability and workers' compensation liability of the Company and the Subsidiaries (of the type reflected in the "Insurance: Workers' Compensation General Liability and Auto" line item in the Base Statement of Net Working Capital) in excess of the sum of (x) $1.1 million and (y) the amount set forth on the Closing Statement of Net Working Capital as the "Insurance; Workers' Compensation, General Liability and Auto" line item, in the aggregate, relating to claims arising out of the period prior to the Closing Date and (1) asserted on or prior to the Closing Date and set forth on Section
3.13 of the Disclosure Schedule, or (2) asserted following the Closing Date and on or prior to the eighteen-month anniversary of the Closing Date; (ii) general liability, automotive liability, product liability or workers' compensation liability of the Company and the Subsidiaries relating to claims asserted on or prior to the Closing Date but not disclosed on Section 3.13 of the Disclosure Schedule;

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(iii) general liability, automotive liability, product liability or workers'
compensation liability of the Company and the Subsidiaries for claims arising out of the period prior to the Closing Date that are asserted following the eighteen-month anniversary of the Closing Date and are in excess of $1.0 million per occurrence; and (iv) employment practices liability (other than any liability relating to employment discrimination claims in an amount not to exceed $50,000 in the aggregate), fiduciary liability and directors and officers liability of the Company and the Subsidiaries arising out of the period prior to the Closing Date.

     "Excluded Real Property Liability" means any liability or obligation arising out of or relating in any way to (a) environmental conditions at or emanating from the property located at 143-145 Smith Street, Perth Amboy, New Jersey or (b) the Retained Owned Real Property.

     "Federal Tax" means any Tax imposed under Subtitle A of the Code with respect to which the Company or any Subsidiary has filed or will file a Return with a member of the Limited Tax Group on a consolidated basis.

     "Final Determination" shall mean (i) any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations), including a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD or (ii) the payment of Tax by Buyer, Parent, Seller or any of their Affiliates, whichever is responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority; provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees.

     "Financial Statements" means (a) the unaudited consolidated balance sheet of the Company and Subsidiaries as of February 3, 2001 and February 2, 2002 and the related unaudited consolidated statement of income and cash flows of the Company and Subsidiaries for the years ended February 3, 2001 and February 2, 2002 (in each case, including the notes thereto); and (b) the unaudited consolidated balance sheet of the Company and Subsidiaries as of August 4, 2001 and August 3, 2002 and the related unaudited consolidated statement of income and cash flows of the Company and Subsidiaries for the twenty-six week period ended August 4, 2001 and August 3, 2002 (in each case, including the notes thereto).

     "Four Wall Profit Contribution" means, for any retail store, the amount set forth opposite such retail store's identifying code on Appendix 5.09.

     "Four Wall Contribution Threshold" means $375,000.

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     "GAAP" means United States generally accepted accounting principles consistently applied.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "IBNR Accrual" means, for any date of determination, the accrual for estimated medical, dental and disability claims incurred but not yet reported as of such date. The accrual shall be determined in a manner consistent with the manner in which the "Insurance: Medical" line item included in Appendix 2.03(a) was determined by applying an historical "lag" estimate for Parent based on the level of claims paid during Parent's most recently completed fiscal year.

     "Indebtedness" means (i) all obligations of the Company or any Subsidiary for borrowed money or evidenced by bonds, debentures, notes, letters of credit or other similar instruments excluding trade letters of credit and surety bonds,
(ii) obligations as lessee under capital leases, (iii) obligations to pay the deferred purchase price of property or services, except accounts payable arising in the ordinary course of business consistent with past custom and practice and except for deferred compensation, (iv) all debts of others (of the type set forth in clauses (i) - (iii) of this defined term) guaranteed or otherwise supported by the Company or any Subsidiary or secured by a Lien on any of the assets of any of the Company or any Subsidiary that are due and payable at the Closing, (v) all amounts owed by the Company or any Subsidiary, or obligations of the Company or any Subsidiary, to Parent, Seller, any of their Affiliates or any officer, director, or employee of Parent, Seller or their respective Affiliates, (vi) all fees and expenses incurred by the Company or any Subsidiary in connection with the Credit Card Litigation that are due and payable at the Closing, (vii) all Relevant Costs that are due and payable at the Closing,
(viii) any cost to terminate any hedging obligation, and (ix) any interest, principal, prepayment penalty, fees, or expenses in respect of those items listed in clauses (i) through (viii) of this defined term, in each case determined in accordance with GAAP.

     "Intellectual Property" means all of the following in any jurisdiction throughout the world: (i) patents, patent applications, and patent disclosures;
(ii) trademarks, service marks, trade dress, logos, slogans, trade names, and corporate names (and all translations, adaptations, derivations, and combinations of the foregoing), and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights, copyrightable works and mask works, (iv) registrations and applications for any of the foregoing; (v) confidential business information, know-how and trade secrets,
(vi) computer software (including executable code, source code, databases, data and related documentation); and (vii) all other similar intellectual property rights.

     "Key Employee" means any person who is listed on Appendices 5.04(a)(1) and 5.04(a)(2).

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     "Knowledge of Parent and Seller" or any other similar knowledge qualification in this Agreement means that (1) any director or officer of the Company or any Subsidiary, (2) any employee of the Company or any Subsidiary who is listed on Appendix 1.01(b), (3) any officer of Parent or Seller who is reported to directly by any officer or employee of the Company or any Subsidiary, or (4) the Chief Financial Officer, the General Counsel or the Vice President Treasury, Mergers and Acquisitions of Parent is actually aware of a fact or other matter.

     "Laws" means any law, statute (including all applicable building, zoning, subdivision, health and safety and other land use statutes), regulation, rule, permit, license, certificate, judgment, order, award or other legally binding decision or requirement of any arbitrator, court, government or governmental agency or instrumentality (domestic or foreign).

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, option, security interest, encumbrance or restriction of any kind in respect of, binding upon or applicable to such property or asset.

     "Limited Tax Group" means, with respect to any Federal Tax, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Parent is the common parent corporation and, with respect to any Combined Tax, the applicable consolidated, combined or unitary group of which Parent or any of its Affiliates is a member.

     "Loss of Fundamental Tenant Rights" means: (i) shared space arrangements are no longer permitted under the lease; (ii) certain "permitted" assignments are no longer permitted; (iii) loss of landlord contribution rights or the forfeiture of previous landlord contributions; (iv) loss of "kick-out" and/or co-tenancy rights; (v) loss of right to complete improvements without landlord's consent; (vi) loss of expansion, renewal or extension rights/options to the extent provided under a lease; or (vii) acceleration of rent or increases to the base rent or other obligations under a lease.

     "Material Adverse Effect" means a material adverse effect on the business, properties, assets, results of operations or financial condition of the Company and the Subsidiaries, taken as whole.

     "1933 Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Operational Tax" means any sales and use taxes or real and personal property taxes and, if and to the extent that interest pertains to and originates from such taxes, then interest, but not penalties, additions to tax or additional amounts, pertaining to such taxes imposed by any Taxing Authority.

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     "Party in Interest" means any Person whose consent, approval, waiver, authorization is required, or for or from whom some other condition or notice is required to be obtained, given or otherwise satisfied, under the terms of the Retail Leases or any other agreement in connection with the consummation of the transactions contemplated by the Transaction Documents as they relate to the Retail Leases.

     "Permits" means all governmental licenses, permits, certificates, consents, approvals, or other governmental authorizations owned or held by, granted to, or held for the benefit of, any Person.

     "Permitted Liens and Exceptions" means (1) Liens for Taxes, assessments and similar charges that are not yet due and payable; (2) mechanic's, materialman's, carrier's, repairer' s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable; (3) Liens incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, except any Liens incurred in connection with the borrowing of money and Liens relating to liabilities resulting from breach of contract, breach of warranty, tort, infringement, claim, lawsuit, violation of law or environmental liability or clean up obligation; or (4) Liens created, permitted or suffered by any landlord or other superior lessor with respect to any Leased Real Property.

     "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Pre-Closing Tax Period" means (1) any Tax period ending at or before the end of the Closing Date; and (2) with respect to a Straddle Period, the portion of such period ending at the end of the Closing Date.

     "Reference Rate" means the rate per annum equal to the "Prime Rate" as published in The Wall Street Journal, Eastern Edition.

     "Related Party" means, with respect to any Person (i) any Person who, directly or indirectly, owns more than 10% of the capital stock, partnership interests, membership interests or other equity interests of such other Person or (ii) any Person 10% or more of the capital stock, partnership interests, membership interests or other equity interests of which are held by such other Person. Notwithstanding the foregoing, for purposes of this Agreement, none of the Company, any Subsidiary or ADS shall be considered a Related Party of Seller or Parent.

     "Required Consent" means, for any Retail Lease, all consents, approvals, waivers, authorizations and notices or other conditions that are required to be obtained from or given to any Person, including any Party in Interest, or otherwise satisfied under the terms of such Retail Lease in connection with the

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consummation of the transactions contemplated by the Transaction Documents as they relate to such Retail Lease.

     "Retail Lease" means any Lease listed on Schedule 3.14 of the Disclosure Schedule, other than any Lease for a property that is not for a retail store.

     "Retained Litigation Liabilities" means all liabilities (including reasonable expenses and reasonable attorneys' fees and expenses) arising from any action, suit, charge, complaint, proceeding, order, investigation or claim (whether now existing or hereinafter brought), or any settlement, conciliation or similar agreement, with respect to or in connection with (i) Doe I, et al. v. The Gap, Inc., et al. (the United States District Court, D.N.M.I.) (99-00717),
(ii) Union of Needletrade Industrial and Textile Employees (Unite), et al. v. The Gap, Inc., et al., (Superior Court of California, County of San Francisco) (300474), (iii) Express, LLC et al v. National Processing Company, Inc. et al. (Court of Common Pleas, Franklin County, Ohio) (02CVH111279); (iv) any allegation or finding that California store managers of the Company are not exempt from receiving overtime under California wage and hour laws as of or before the Closing Date; (v) any liability relating to employment discrimination in aggregate in excess of $50,000; (vi) Nantong Angang Garments Co. Ltd. v. Hellman International Forwarders Ltd. v. Silking Development Ltd. and Lerner Stores, Inc.) (Commercial Action No. 117 of 1994); (vii) Potomac Electric Power Co. v. Lerner (Superior Court of the District of Columbia) (Civil Action CV01CA2827 and CV01CA2828); (viii) Nordlinger v. Lerner (United States District Court for District of Columbia) (02-CV-00543); (ix) Crossroads Plaza Assoc. v. Limited Stores et al including Lerner (Superior Court of the District of Columbia) (Civil Case No. 020902086); (x) Carole Oberloh's application for, employment with and termination from, Parent, Seller, the Company, and any Subsidiary, or any of their respective Affiliates; (xi) Citizens Against Unfair Treatment v. The Limited et al (Superior Court of California, County of San Diego) (GIC 772696); and (xii) Litigation against National Processing Co., Inc, and National Bank of Kentucky. Seven of Limited Brands' merchants, including Lerner New York Inc. have filed suit against the corporation. We are alleging breach of contract, conversion and indemnification against National Processing, and breach of contract conversion, violation of the Uniform Commercial Code and indemnification against National City Bank of Kentucky, all of which, as set forth in clauses (i)-(xii) above, shall be retained by Parent.

     "Shares" means 100 shares of Common Stock which constitute all of the outstanding capital stock of the Company.

     "Straddle Period" means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

     "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

     "Tax" means (1) any tax, governmental fee or other like assessment or charge of any kind whatsoever; including withholding on amounts paid to or by any Person, federal and state income taxes, real property gains taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, capital stock taxes, real and personal property taxes, environmental taxes, transfer taxes, severance taxes, alternative or add-on minimum taxes, and custom duties, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (whether federal, state, local, municipal, foreign or otherwise) responsible for the imposition of any such tax (a "Taxing Authority"); (2) any liability for the payment of any amount of the type described in the immediately preceding clause
(1) as a result of the Company or any Subsidiary being a member of an affiliated, consolidated, combined or similar group with any other Person at any time on or prior to the Closing Date; and (3) any liability for the payment of any amount of the type described in clause (1) or clause (2) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person. For the avoidance of doubt, it is confirmed that the term "Tax" does not include any escheat liabilities or similar items under state unclaimed property Laws.

     "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce income or franchise Taxes (including deductions and credits related to alternative minimum Taxes) and losses or deductions deferred by the Code or other applicable Law.

     "Transaction Documents" means this Agreement and any and all other agreements and documents required to be delivered by any party hereto prior to or at the Closing pursuant to this Agreement.

     Each of the following terms is defined in the Section set forth opposite such term:

Term                                                 Section
----                                                --------
Accounting Referee                                    8.02
Aggregate Lost Four Wall Profit Contribution          5.09(d)
Allocation Statement                                  8.02
Base Net Working Capital                              2.04
Base Statement of Net Working Capital                 2.03(a)
Basket                                               11.02
Bear Stearns Commitment Letter                        4.05
Buyer                                               Preamble
Buyer Material Adverse Effect                         4.01
Cap                                                  11.02

Term                                                 Section
----                                                --------
Cash Payment                                          2.01
CFC Commitment Letter                                 4.05
Claim                                                11.03
Closing                                               2.02
Closing Date Cash                                     2.03(a)
Closing Date Indebtedness                             2.03(a)
Closing Excess DC Amount                              2.03(a)
Closing IBNR Accrual                                  2.03(a)
Closing Net Working Capital                           2.03(a)
Closing Statement                                     2.03(a)
Closing Statement of Cash                             2.03(a)
Closing Statement of IBNR Accrual                     2.03(a)
Closing Statement of Indebtedness                     2.03(a)
Closing Statement of Excess Deferred Compensation     2.03(a)
Closing Statement of Net Working Capital              2.03(a)
Company Account                                       3.26
Company Intellectual Property                         3.18
Company Proprietary Information                       7.11(a)
Company Securities                                    3.05
Company Transaction                                   5.05
Company Websites                                      7.13
Confidentiality Agreement                             5.05
Consent Request Letter                                5.09
Copyrights                                            3.18
Covenant Agreement                                    7.07
Credit Card Litigation                                6.08
Damages                                              11.02
Delinquent Payment                                    7.12(d)
Documents                                             7.11
Domain Names                                          3.18
Final Closing Date Cash                               2.03(c)
Final Closing Date Indebtedness                       2.03(c)
Final Closing Excess DC Amount                        2.03(c)
Final Closing IBNR                                    2.03(c)
Final Closing Net Working Capital                     2.03(c)
Financial Support Arrangement                         6.05
Guaranteed Leases                                     6.09
Indemnified Party                                    11.03
Indemnifying Party                                   11.03
Leased Real Property                                  3.14(b)
Lease Guarantees                                      3.28
Leases                                                3.14(b)
Lease Termination                                     5.09
Master Assignment                                     7.08
Master Sublease                                       7.08

Term                                                 Section
----                                                --------
Material Contract                                     3.11
Non-Cash Consideration                                2.01
Owned Real Property                                   3.14(a)
Parent                                              Preamble
Patents                                               3.18
Payment Date                                          6.06
Post-Closing Invoices                                 6.06
Price Allocation                                      8.02
Purchase Price                                        2.01
Real Property                                         3.14(b)
Related Party Agreements                              3.12
Relevant Costs                                       13.03
Retained Landlord Claims                              7.13
Retained Owned Real Property                          7.14(a)
Returns                                               8.01
Scheduled Marks                                       3.18
Section 338(h)(10) Election                           8.02
Securityholders Agreement                             7.06
Seller                                              Preamble
Services Agreement                                    7.04
Shared Stores                                         3.14(b)
Special Representations                              11.01
Store Leases Agreement                                7.05
Subsidiary Securities                                 3.07
Tax Loss                                              8.04
Termination Date                                     12.01
Third Party Claim                                    11.03
TLI Pre-Closing Data                                  7.12(a)
Transfer Taxes                                        8.02
Unrelated Party                                       5.10
WARN Act                                              3.20

                                   ARTICLE 2
                                Purchase and Sale

     Section 2.01. Purchase and Sale. (a) Upon the terms and subject to the conditions of this Agreement, Seller shall sell to Buyer and Buyer shall purchase from Seller, the Shares at the Closing free and clear of all Liens. The purchase price for the Shares (the "Purchase Price") is (1) $78.5 million in cash (the "Cash Payment") and (2) the Non-Cash Consideration. The Purchase Price shall be paid as provided in Section 2.02 and shall be subject to adjustment as provided in Section 2.04.

     (b) "Non-Cash Consideration" means (1) a $75 million 10% Subordinated Note of Buyer, the form of which is attached as Exhibit A, and (2) a warrant for 15% of the common stock of the Buyer (subject to dilution for issuance of common stock pursuant to equity incentive plans and issuance of warrants, if any, in connection with the senior subordinated debt facility to be entered into on the Closing Date, to the extent set forth on Appendix 2.01) with a strike price equal to Buyer's per share purchase price for the common stock at Closing, the form of which is attached as Exhibit B.

     Section 2.02. Closing. The closing (the "Closing") of the purchase and sale of the Shares hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than two Business Days, after satisfaction (or, to the extent permitted under Law, waiver) of the conditions set forth in Article 10, or at such other time or place as Buyer and Parent may agree. Except as expressly provided herein, for purposes of this Agreement, including the calculations set forth in Section 2.03, the Closing shall be deemed to occur at the opening of business on the Closing Date. At the Closing:

     (a) Buyer shall deliver to Seller the Cash Payment in immediately available funds by wire transfer to an account or accounts designated by Parent, by written notice to Buyer which notice shall be delivered not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount).

     (b) Buyer shall deliver to Seller the Non-Cash Consideration.

     (c) Seller shall deliver to Buyer certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

     Section 2.03. Closing Net Working Capital. As promptly as practicable, but no later than 60 days, after the Closing Date Buyer will cause to be prepared and delivered to Parent: (i) the statement of Closing Net Working Capital (the "Closing Statement of Net Working Capital"); (ii) the statement (the "Closing Statement of Indebtedness") of Indebtedness of the Company as of the Closing ("Closing Date Indebtedness"); (iii) the statement (the "Closing Statement of Cash") of Company Cash as of the Closing ("Closing Date Cash"); (iv) the statement (the "Closing Statement of Excess Deferred Compensation") of all deferred compensation payable to current and former employees of the Company as of the Closing in excess of $6.0 million (the "Closing Excess DC Amount"); and
(v) the statement (the "Closing Statement of IBNR Accrual") of IBNR Accrual as of the Closing (the "Closing IBNR Accrual") (collectively, the "Closing Statement"). The Closing Statement of Net Working Capital will be accompanied by a certificate of the Chief Operating Officer of the Company specifying that the Closing Statement of Net Working Capital was prepared in accordance with the provisions of this Section 2.03(a) and Appendix 2.03(a) and Buyer shall deliver back-up detail and data for the Closing Statement of Net Working Capital equivalent to the back-up detail and data provided in Company "black books" prior to the Closing Date. Prior to January 1, 2003, Parent will provide Buyer with the information necessary to determine all "top side" adjustments to be reflected in the Closing Statement of Net Working Capital. Such information shall be in form and level of detail consistent with the supporting documentation of the Financial Statements presented to Buyer by Parent. The Closing Statement of Net Working Capital shall include only those categories of assets and liabilities and line items included in, and be in a form consistent with, the Base Statement of Net Working Capital set forth in Appendix 2.03(a) (the "Base Statement of Net Working Capital"). "Closing Net Working Capital" means the net working capital of the Company and the Subsidiaries as shown on the Closing Statement of Net Working Capital, determined as set forth in this Section 2.03(a) and Appendix 2.03(a), with such exceptions and clarifications as are specified in Appendix 2.03(a). The determination of the Closing Net Working Capital shall be made by applying the principles, policies and practices used in connection with the preparation of the Base Statement of Net Working Capital with the exceptions and clarifications set forth in the explanatory notes in Appendix 2.03(a). The Closing Statement of Indebtedness will be accompanied by a certificate of the Chief Operating Officer of the Company specifying that the Closing Statement of Indebtedness accurately sets forth the amount of Closing Date Indebtedness. The Closing Statement of Cash will be accompanied by a certificate of the Chief Operating Officer of the Company specifying that the Closing Statement of Cash accurately sets forth the amount of Closing Date Cash. The Closing Statement of Excess Deferred Compensation will be accompanied by a certificate of the Chief Operating Officer of the Company specifying that the Closing Statement of Excess Deferred Compensation accurately sets forth the Closing Excess DC Amount. The Closing Statement of IBNR Accrual will be accompanied by a certificate of the Chief Operating Officer of the Company specifying that the Closing Statement of IBNR Accrual accurately sets forth the amount of Closing IBNR Accrual.

     (b) If Parent disagrees with Buyer's calculation of any of Closing Net Working Capital, Closing Date Indebtedness, Closing Date Cash, Closing Excess DC Amount or Closing IBNR Accrual delivered pursuant to Section 2.03(a), Parent may, within 20 days after delivery of the certificate referred to in Section 2.03(a), deliver a notice to Buyer disagreeing with any such calculation and setting forth Parent's calculation of such amount. Any such notice of disagreement shall specify in reasonable detail those items or amounts as to which Parent disagrees and shall specify Parent's proposed adjustment(s) to the Closing Statement, and Parent shall be deemed to have agreed with all other items and amounts contained in the Closing Statement of Net Working Capital, the Closing Statement of Indebtedness, the Closing Statement of Cash, the Closing Statement of Excess Deferred Compensation and the Closing Statement of IBNR Accrual delivered pursuant to Section 2.03(a). If Parent shall fail to give Buyer such notice of disagreement within such 20 day period, Parent shall be deemed to have agreed with Buyer as to the Closing Statement.

     (c) If any notice of disagreement shall be duly and timely delivered pursuant to Section 2.03(b), Buyer and Parent shall, during the 30 days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts on the Closing Statement. If, during such 30 day period, Buyer and Parent are unable to reach agreement with respect to any such disagreement(s), they shall within five days of the end of such period cause KPMG in an office mutually selected by Buyer and Parent (provided that such office shall neither be located in Columbus, Ohio, Indianapolis, Indiana or New York, New York nor shall such office have a material relationship with Buyer, Parent or any of their respective Affiliates), promptly to commence a review of this Agreement and the disputed items or amounts for the purpose of calculating Closing Net Working Capital, Closing Date Indebtedness, Closing Date Cash, Closing Excess DC Amount and/or Closing IBNR Accrual, as the case may be, in accordance with the provisions of Section 2.03(a). In making any such calculation, KPMG shall consider only those items or amounts in the Closing Statement of Net Working Capital, the Closing Statement of Indebtedness, the Closing Statement of Cash, the Closing Statement of Excess Deferred Compensation and/or the Closing Statement of IBNR Accrual, as the case may be, as to which Parent has disagreed, as follows:

               (i) to the extent there are any disputed items or amounts of Closing Net Working Capital, KPMG's determination of Closing Net Working Capital shall not be less than the amount thereof shown in Buyer's calculations delivered pursuant to Section 2.03(a) or more than the amount thereof shown in Parent's calculation delivered pursuant to Section 2.03(b);

               (ii) to the extent there are any disputed items or amounts of Closing Date Indebtedness, KPMG's determination shall not be more than the amount thereof shown in Buyer's calculations delivered pursuant to Section 2.03(a) or less than the amount thereof shown in Parent's calculation delivered pursuant to Section 2.03(b);

               (iii) to the extent there are any disputed items or amounts of Closing Date Cash, KPMG's determination shall not be less than the amount thereof shown in Buyer's calculations delivered pursuant to Section 2.03(a) or more than the amount thereof shown in Parent's calculation delivered pursuant to
Section 2.03(b);

               (iv) to the extent there are any disputed items or amounts of Closing IBNR Accrual, KPMG's determination shall not be less than the amount thereof shown in Buyer's calculations delivered pursuant to Section 2.03(a) or more than the amount thereof shown in Parent's calculation delivered pursuant to
Section 2.03(a) or more than the amount thereof shown in Parent's calculation delivered pursuant to Section 2.03(b); and

               (v) to the extent that there are disputed items or amounts of Closing Excess DC Amount, KPMG's determination shall not be more than the amount thereof shown in Buyer's calculations delivered pursuant to

Section 2.03(a) or less than the amount thereof shown in Parent's calculation delivered pursuant to Section 2.03(b).

KPMG shall deliver to Buyer and Parent, as promptly as practicable, but in any event, within 30 days after KPMG has commenced any such review, a report setting forth such calculation. Any such report shall be final and binding upon the parties hereto. The Closing Net Working Capital set forth in the Closing Statement of Net Working Capital, the Closing Date Indebtedness set forth in the Closing Statement of Indebtedness, the Closing Date Cash set forth in the Closing Statement of Cash, the Closing Excess DC Amount set forth in the Closing Statement of Excess Deferred Compensation, and the Closing IBNR Accrual set forth on the Closing Statement of IBNR Accrual, in each case, either as agreed to by Parent and Buyer if such statement is not referred to KPMG or as finally determined by KPMG, shall be the "Final Closing Net Working Capital", the "Final Closing Date Indebtedness", the "Final Closing Date Cash", the "Final Closing Excess DC Amount" and the "Final Closing IBNR", respectively.

     (d) The cost of any such KPMG review and report shall be borne by the party whose position with respect to the calculation in Section 2.03(a) bears the greatest difference to the final position of KPMG.

     (e) Buyer and Parent agree that they will, and agree to cause their respective independent accountants and the Company and each Subsidiary to, cooperate and assist in the preparation of the Closing Statement of Net Working Capital, the Closing Statement of Indebtedness, the Closing Statement of Cash, the Closing Statement of Excess Deferred Compensation and the Closing Statement of IBNR Accrual and the calculation of the Closing Net Working Capital and in the conduct of the reviews and determinations identified by Section 2.03(c), including the making available to the extent necessary of books, records, work papers and personnel.

     Section 2.04. Adjustment To Purchase Price. The Purchase Price shall be:
(1)(x) reduced by the amount, if any by which the Base Net Working Capital exceeds the Final Closing Net Working Capital or (y) increased by the amount, if any by which Final Closing Net Working Capital exceeds the Base Net Working Capital; (2) reduced by the amount, if any, of Final Closing Date Indebtedness;
(3) increased by the amount of Final Closing Date Cash; (4) reduced by the amount of Final Closing Excess DC Amount; and (5) increased by the amount of the Final Closing IBNR. "Base Net Working Capital" means $57.1 million.

     (b) Any payment made pursuant to Section 2.04(a) shall be made in cash within five days after such calculation has been determined either by delivery by Parent to the Company, in the case of a reduction to the Purchase Price, or by Buyer to Parent, in the case of an increase in the Purchase Price, in immediately available funds by wire transfer to an account of the other party or by causing such payment to be credited to such account of such other party as may be designated by such other party. Any amount payable shall bear interest from and including the Closing Date to but excluding the actual date of payment at the Reference Rate. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

     Section 2.05. Additional Understanding. It is understood that the establishment of $57.1 million as the amount of Base Net Working Capital (i) was a negotiated result to establish the base from which any adjustment to the Purchase Price is to be calculated, (ii) differs from the amount that would be calculated simply by adding the amounts shown on the Base Statement of Net Working Capital included in Appendix 2.03(a) and, therefore, (iii) will not influence or affect in any respect the calculation of Closing Net Working Capital.

                                    ARTICLE 3
               Representations and Warranties of Parent and Seller

     Parent and Seller represent and warrant to Buyer, as of the date hereof and as of the Closing, that, except as set forth in the Disclosure Schedule, which shall be organized pursuant to the specific sections of this Agreement to which such disclosure applies:

     Section 3.01. Corporate Existence and Power. Each of Parent, Seller and the Company is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Company has all necessary corporate power and authority and all material Permits required to carry on its business as now conducted, to own and lease the assets which it owns and leases and to perform all of its obligations under each agreement to which it is a party or by which it is bound. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction identified in Section 3.01 of the Disclosure Schedule, which includes each jurisdiction in which its ownership or leasing of assets or properties or the nature of its activities requires such qualification, except for those jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had, or would not be reasonably likely to have, a Material Adverse Effect.

     Section 3.02. Corporate Authorization. The execution, delivery and performance by each of Parent and Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby are within the corporate powers and authority of each of Parent and Seller and have been duly authorized by all necessary corporate action on the part of Parent and Seller. To the extent a party thereto, each of the Transaction Documents constitutes the valid and binding obligation of Parent and Seller, as applicable, and is enforceable against each of Parent and Seller, as applicable, in accordance with its respective terms, (1) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other Laws concerning fraudulent conveyances and preferential transfers, and (2) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in proceeding at Law or in equity).

     Section 3.03. Governmental Authorization. To the extent a party thereto, the execution, delivery and performance by Parent and Seller, as applicable, of each of the Transaction Documents and the consummation of the transactions contemplated thereby require no material action, consent or approval by or in respect of, material filing with or material notice to, any governmental body, agency or official other than: (1) compliance with any applicable requirements of the HSR Act; and (2) compliance with any applicable requirements of the 1933 Act and the 1934 Act and state securities Laws.

     Section 3.04. Noncontravention. The execution, delivery and performance by Parent and Seller, as applicable, of any of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby do not and will not (1) violate or conflict with the certificate of incorporation or bylaws (or other organizational documents) of Parent or Seller, or the Company or any Subsidiary, (2) subject to the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or Seller, or the Company or any Subsidiary, (3) with or without the giving of notice or the lapse of time, or both, constitute a default under or give rise to any right of termination, foreclosure, cancellation modification, payment, or acceleration of any right or obligation of Parent or Seller, or the Company or any Subsidiary, or to a loss of any benefit to which Parent or Seller, or the Company or any Subsidiary is entitled, under any provision of any material agreement, contract or other instrument to which Parent or Seller, or the Company or any Subsidiary, is a party or by which any of them or their respective properties or assets is bound, or give to others any rights (including rights of termination, foreclosure, cancellation, modification, payment or acceleration) in or with respect to the Company, any Subsidiary or any of their respective properties or assets except for any such default, termination, cancellation, acceleration or loss that would not be material, or (4) result in, require or permit the creation or imposition of any Lien (other than Permitted Liens and Exceptions) upon or with respect to the Company, any Subsidiary, any of their respective properties or assets or the Shares; provided, however, the provisions of this Section 3.04 shall not be applicable to Required Consents for Retail Leases, for which the provisions of
Section 5.09 shall apply.

     Section 3.05. Capitalization. (a) The authorized capital stock of the Company consists of 100 shares of Common Stock, of which 100 shares are issued and outstanding.

     (b) The Shares have been duly authorized and validly issued and are fully paid and non-assessable, and have been issued in compliance with all applicable Laws. Except for the Shares, there are no (1) outstanding shares of capital stock or voting securities of the Company, (2) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of the Company, (3) options, warrants or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, or (4) stock appreciation rights, profit participation or similar rights or securities of the Company (the items in clauses (1), (2), (3) and (4) being referred to collectively as the "Company Securities"). There are no outstanding obligations of Parent, Seller, the Company, any Subsidiary or any other Person to repurchase, redeem or otherwise acquire any Company Securities. Except for this Agreement, there are no agreements or other instruments relating to the issuance, voting, sale or transfer of the Shares or any Company Securities.

     Section 3.06. Ownership and Transfer of Shares. Seller is a wholly-owned subsidiary of Parent. Seller is the record and beneficial owner of the Shares, free and clear of any Lien. Subject to the matters referred to in Section 3.03, Seller has the right, authority and power to sell the Shares to Buyer free and clear of any Lien. Upon delivery to Buyer of the certificate for the Shares at the Closing, Buyer will acquire good, valid and marketable title to the Shares, free and clear of any Lien, other than as a result of any action by Buyer or any of its Affiliates.

     Section 3.07. Subsidiaries. (a) The Company has five Subsidiaries. The name and jurisdiction of incorporation or organization, as the case may be, of each Subsidiary is identified in Section 3.07 of the Disclosure Schedule. Each Subsidiary is a corporation or a limited liability company, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as the case may be. Each Subsidiary has all corporate or limited liability company powers, and all material Permits required to carry on its business as now conducted, to own and lease the assets which it owns and leases and to perform all of its obligations under each agreement to which it is a party or by which it is bound. Each Subsidiary is duly qualified to do business as a foreign corporation or limited liability company, as the case may be, and is in good standing in each jurisdiction identified in Section
3.07 of the Disclosure Schedule, which includes each jurisdiction in which its ownership or leasing of assets or properties or the nature of its activities requires such qualification, except for those jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had, or would not be reasonably likely to have, a Material Adverse Effect.

     (b) All of the outstanding capital stock and limited liability company ownership interests of each Subsidiary, and the record and beneficial owners thereof, is set forth in Section 3.07 of the Disclosure Schedule. All of the issued and outstanding shares of capital stock or limited liability company ownership interests, as the case may be, of each Subsidiary have been duly authorized and are validly issued and fully paid and non-assessable, and have been issued in compliance with all applicable Laws. Except for the outstanding shares of capital stock or ownership interests, as the case may be, of each Subsidiary identified in Section 3.07 of the Disclosure Schedule, there are no (1) outstanding shares of capital stock or other voting securities or ownership interests of any Subsidiary, (2) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests of any Subsidiary, (3) options, warrants or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities, ownership interests or securities convertible into or exchangeable for capital stock or voting securities or ownership interests of any Subsidiary or (4) stock appreciation rights, profit participation or similar rights or securities of any Subsidiary (the items in clauses (1), (2), (3) and (4) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary or any other Person to repurchase, redeem or otherwise acquire any Subsidiary Securities. There are no agreements or other instruments relating to the issuance, voting, sale or transfer of any Subsidiary Securities. All of the issued and outstanding shares of capital stock or ownership interests, as the case may be, of each Subsidiary, are owned free and clear of any Lien.

     (c) None of the Company or any Subsidiary directly or indirectly owns, controls or has any investment or other interest in any corporation, partnership, joint venture, business trust or other Person (or has any obligation or express contractual right to acquire any such investment or other interest) and neither the Company nor any Subsidiary has agreed, contingently or otherwise, (1) to share any of its profits with any Person, (2) other than in ordinary course commercial transactions, to share any losses, costs or liabilities of any Person or (3) to guarantee the obligations of any Person other than the Company or any Subsidiary.

     Section 3.08. Financial Statements. (a) The Financial Statements are attached hereto as Appendix 3.08 and fairly present in all material respects the consolidated financial condition, cash flows and results of operations of the Company and the Subsidiaries as at the respective dates thereof and for the periods therein referred to, all in accordance with GAAP as consistently applied by the Company, except to the extent that the Financial Statements do not reflect (i) federal and state income taxes (including provision for income taxes, income taxes payable and deferred income taxes), (ii) liabilities associated with leases for locations where the Company no longer operates a store, (iii) liabilities associated with the California overtime and vacation legal matters through the anticipated closing date, (iv) the liability associated with the Company's defined benefit plan for union employees, (v) liabilities associated with lifetime annuity payments to former Lerner employees per Section 9.05(d), (vi) liabilities associated with the Jacksonville Pension Plan, and (vii) liabilities associated with Retained Litigation Liabilities.

     (b) The Company and the Subsidiaries taken as a whole maintain internal accounting controls which, in the Company's reasonable judgment, provide reasonable assurance that (1) transactions are executed in accordance with management's authorization, and (2) transactions are recorded as necessary to permit preparation of reliable financial statements and to maintain accountability for earnings and assets.

     (c) The accounting principles, polices and practices, adjustments and clarifications set forth on Appendix 2.03(a) are consistent with those used in the preparation of the Balance Sheet, and the accounting principles, described in the definition of IBNR Accrual are consistent with the methodology used to determine the $1.669 million in the line item for Insurance-Medical on the Balance Sheet.

     Section 3.09. Inventory. Subject to any reserve therefor included in the Balance Sheet, at the Balance Sheet Date, all inventories of the Company and Subsidiaries (including inventory ordered but not yet received) consisted of items of a quality usable or saleable in the normal course of the business of the Company consistent with past practices and were in quantities sufficient for the normal operation of the business of the Company in accordance with past practices. The values at which inventories are shown on the Balance Sheet have been determined in accordance with the customary valuation policy of the Company (which is the lower of average cost, vendor specific cost or market) and in accordance with GAAP, as consistently applied by the Company. Since the Balance Sheet Date, the Company has continued to replenish its inventory and to dispose of out-of-season and slow-moving inventory in a normal and customary manner consistent with past practices prevailing in the business of the Company.

     Section 3.10. Absence of Certain Changes. Except as contemplated by any of the Transaction Documents, since the Balance Sheet Date, the business of the Company and Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

          (i) any event, occurrence or development which has had, or would be reasonably likely to have, a Material Adverse Effect, except for any such effect resulting from or arising in connection with (1) this Agreement or the transactions contemplated hereby, (2) changes or conditions in either the women's apparel sector or retail sector generally or (3) changes in economic, market regulatory or political conditions generally;

          (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or by any Subsidiary to any Person other than a Subsidiary or the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of the Company, any Subsidiary or any other entity;

          (iii) any amendment of the charter, bylaws, other constitutive documents or any outstanding security of the Company or any Subsidiary;

          (iv) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice and less than $25,000 in the aggregate;

          (v) any making of any loan, advance or capital contributions to or investment in any Person by the Company or any Subsidiary other than loans, advances or capital contributions to a Subsidiary or investments made in a Subsidiary in the ordinary course of business consistent with past practice and less than $100,000 in the aggregate and other than travel, relocation and similar advances to employees in the ordinary course of business and in an amount less than $25,000 for any employee and less than $100,000 in the aggregate;

          (vi) any change in any method of accounting or accounting practice by the Company or any Subsidiary (except for any such change required by reason of a concurrent change in GAAP);

          (vii) any (1) employment, deferred compensation, severance, retirement or other similar agreement entered into between the Company or any Subsidiary on the one hand, and any director, officer or employee of the Company or any Subsidiary (or any amendment to any such existing agreement) on the other, (2) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary for which the Company or any Subsidiary is liable, or (3) any change (other than in connection with hiring or firing directors, officers or employees) in compensation or other benefits payable by the Company or any Subsidiary to any director, officer or employee of the Company or any Subsidiary other than, with respect to employees receiving annual cash or other compensation less than $100,000, for any changes in the ordinary course of business;

          (viii) any agreement, license, contract or commitment pursuant to which any trade secret, confidential or other proprietary information, or any customer information of the Company or any Subsidiary may be transferred, disclosed to or used by any third party outside the ordinary course of business;

          (ix) any adoption of or change in any Employee Plan or Benefit Arrangement maintained by the Company or any Subsidiary or any compensation or labor policy;

          (x) any sale (other than sales of inventory in the ordinary course of business), assignment, conveyance, license, lease or other disposition of any material asset or property (including any material Company Intellectual Property) of the Company or any Subsidiary or imposition of any Lien (other than Permitted Liens and Exceptions) on any material asset or property (including any material Company Intellectual Property) of the Company or any Subsidiary;

          (xi) any delay or postponement of the payment of accounts payable and other liabilities outside the ordinary course of business;

          (xii) any cancellation, compromise, waiver or release of any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the ordinary course of business;

          (xiii) any write-down or write-off of the value of any material asset except for write-downs or write-offs of accounts receivable and inventory in the ordinary course of business consistent with past practice;

          (xiv) any other material transaction or commitment made, or any material contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business, other than transactions and commitments in the ordinary course of business and those contemplated by any of the Transaction Documents;

          (xv) any entry into, material amendment, termination or receipt of notice of termination of any Lease of Real Property or any other agreement or commitment required to be disclosed on Section 3.14 of the Disclosure Schedule;

          (xvi) any agreement, whether or not in writing, to do any of the foregoing by the Company or any Subsidiary; or

          (xvii) any election, change in accounting period, adoption or change of accounting method, filing of any amended Return, settlement of any Tax claim or assessment relating to the Company or any Subsidiary, extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Subsidiary or any other similar action, if such election, change, adoption, filing, settlement, extension, waiver or other action would have the effect of materially increasing the Tax liability of the Company or any Subsidiary for any period ending after the Closing Date.

     Section 3.11. Material Contracts. (a) Except as contemplated by any of the Transaction Documents, none of the Company nor any Subsidiary has or is bound by:

          (i) any agreement, indenture or other instrument relating to Indebtedness in excess of $150,000 (other than any such agreement with Parent or any of its Affiliates), other than in connection with the issuance of letters of credit in the ordinary course of business; provided that for purposes of this Section 3.11 the term "Indebtedness" shall be deemed to refer only to clauses (i) - (iv) of the definition thereof;

          (ii) any agreement, contract or commitment, or group of related agreements, contracts or commitments, relating to a single capital expenditure of greater than $150,000;

          (iii) any loan or advance to, or investment in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment, other than travel, relocation and similar advances to employees in the ordinary course of business and in an amount less than $25,000 for any employee;

          (iv) any guarantee or other contingent liability in respect of any indebtedness or obligations of any Person (other than in connection with relocation of employees in the ordinary course of business and in an amount less than $25,000 for any employee or the endorsement of negotiable instruments for collection in the ordinary course of business);

          (v) any collective bargaining agreement;

          (vi) any management service, sales agency, sales representative, distributorship or any other similar type contract, except for any such agreements with Parent or any of its Affiliates;

          (vii) any agreement relating to the licensing of Intellectual Property by the Company or any Subsidiary to a third party, or by a third party to the Company or any Subsidiary (except for any licenses related to commercially available off-the-shelf software of a value less than $25,000 per annum) and any other agreement affecting the Company's or any Subsidiary's ability to use or disclose any Intellectual Property;

          (viii) any contract, agreement or commitment to which the Company or any Subsidiary is a party or is otherwise bound (other than customary "percentage rent" provisions contained in Leases for Real Property) providing for payments to or by any person or entity based on sales, purchases or profits, other than direct payments for goods;

          (ix) any agreement, contract or commitment limiting the freedom of the Company or any Subsidiary to engage in any line of business or to compete with any Person except for customary exclusives and restrictions as may be contained in leases or other occupancy contracts that relate to a certain shopping center and not the business generally;

          (x) any contract for the purchase of assets or services (other than employment arrangements and inventory) in an amount exceeding $100,000;

          (xi) any power of attorney;

          (xii) any settlement of any dispute, grievance or litigation, or any labor conciliation or similar agreement which, in either case, is for an amount in excess of $25,000 or which results in any performance or non-performance obligation on the part of the Company or any Subsidiary; or

          (xiii) any other material contract, agreement or commitment, to which the Company or any Subsidiary is a party or by which any of them or their assets are otherwise bound which is entered into outside the ordinary course of business of a type that is not referred to in any of the other clauses of this Section 3.11.

     Parent has furnished or made available to Buyer accurate and complete copies of each agreement, license, lease, plan or other document required to be disclosed in Section 3.11 of the Disclosure Schedule, including any amendment or modification thereto, or any waiver pertaining to any provision thereof (each a "Material Contract").

     (b) Each Material Contract to which the Company or any Subsidiary is a party or by which they or their assets are bound (including each agreement or contract required to be disclosed pursuant to this Agreement), was made in the ordinary course of business, is in full force and effect, constitutes the valid and binding obligation of the Company and Subsidiaries, as applicable, and is enforceable against each of the Company and Subsidiaries, as applicable, in accordance with its respective terms, (1) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other Laws concerning fraudulent conveyances and preferential transfers, and (2) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in proceeding at Law or in equity). To the Knowledge of Parent and Seller, there exists no default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder which has had, or would be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Subsidiary is now in violation of any of the terms or conditions of any Material Contract to which it is a party, and to the Knowledge of Parent and Seller, all of the covenants to be performed by any other party thereto have been performed in all material respects. No approval, consent of or notice to any Person is necessary for all of the Material Contracts to continue in effect following the consummation of the transactions contemplated by this Agreement.

     Section 3.12. Certain Related Party Agreements. Except as set forth in
Section 3.12 of the Disclosure Schedule, there are no agreements, contracts, commitments or other arrangements by and between Parent, Seller, their respective Affiliates and Related Parties, or any officer, director and employee of Parent, Seller or their respective Affiliates, on the one hand, and the Company or any Subsidiary, on the other hand, including any tax-sharing agreements or other agreements pursuant to which Parent, Seller, such Affiliate or any officer, director or employee of Parent, Seller or any Affiliate or Related Party thereof provides or receives any payments, information, assets, properties, support or other services to or from the Company or any Subsidiary (including accounting, tax, data processing, information technology and legal services) (collectively, "Related Party Agreements").

     Section 3.13. Litigation. There is no claim, legal action, suit, arbitration, investigation or proceeding pending against or, to the Knowledge of Parent and Seller, threatened against or affecting the Company or any Subsidiary or any of their respective properties or, to the extent relating to the Company or any Subsidiary or any of their respective properties or to the transactions contemplated by any of the Transaction Documents, Parent or its Affiliates before (or that could come before) any court or arbitrator or any governmental body, agency, official or authority where there is a reasonable possibility of a judgment adverse to the Company or any Subsidiary which would result in the Company or any Subsidiary suffering damages in excess of $25,000 or in any material injunctive or equitable relief. As of the date hereof, there is no claim, legal action, suit, arbitration, investigation or proceeding pending against or, to the Knowledge of Parent and Seller, threatened against or affecting the Company or any Subsidiary, Parent, Seller or any of their Affiliates, before any court or arbitrator or any governmental body, agency, official or authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by any of the Transaction Documents. To the Knowledge of Parent and Seller, there are no facts which could reasonably serve as a basis for any claim, action, suit, investigation or proceeding which could be reasonably likely to cause a Material Adverse Effect, or which could in any manner challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. There are no material unsatisfied judgments, penalties or awards against or affecting the Company or any Subsidiary or any of their businesses, properties or assets.

     Section 3.14. Properties. (a) Section 3.14(a) of the Disclosure Schedule correctly describes by common address all real property owned by the Company or any Subsidiary (the "Owned Real Property"). The Company or a Subsidiary has good and marketable title to each parcel of Owned Real Property free and clear of Liens, except Permitted Liens and Exceptions, and there are no leases, subleases or licenses affecting the Owned Real Property, nor any outstanding options to purchase the Owned Real Property.

     (b) Section 3.14(b) of the Disclosure Schedule contains (i) an accurate and complete list and summary description of all leases, subleases, licenses, concessions and other agreements, (the "Leased Real Property", and collectively with the Owned Real Property, the "Real Property"), pursuant to which the

Company or a Subsidiary holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property, including all amendments and modifications thereto (the "Leases"), which Leases have been made available to Buyer. In addition, (ii) an accurate and compete list of each Lease which by its terms expires on or before February 28, 2003 is separately identified on Disclosure
Schedule 3.14(b), and (iii) an accurate and complete list of each Lease which relates to stores that are shared by (A) the Company or any Subsidiary and (B) Parent, its Affiliates or any other party which is not an Affiliate of the Company or a Subsidiary (the "Shared Stores") is separately identified on Disclosure Schedule 3.14(b). Each Lease set forth in Section 3.14(b) of the Disclosure Schedule (or required to be set forth in Section 3.14(b) of the Disclosure Schedule) is valid, binding, enforceable and in full force and effect; except for Required Consents (for which the provisions of Section 5.09 shall control) there exists no default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under such Lease by tenant or, to the Knowledge of Parent and Seller, the landlord; no security deposit or portion thereof deposited with respect any Lease has been applied in respect of a breach or default under such Lease which has not be redeposited in full; and except as otherwise contemplated by the Transaction Documents neither the Company or any Subsidiary has assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered any Lease or any interest therein.

     (c) With respect to all Real Property, the Company and the Subsidiaries have legal and adequate rights of ingress and egress for operation of the business of the Company in the ordinary course and consistent in all material respects with past practice and with the Company's business plans as in effect on the date hereof, except for rights, the failure of the Company and the Subsidiaries to have, has not had, or would not be reasonably likely to have a material adverse effect with respect to any single parcel or property comprising the Real Property. Except as would not be reasonably likely to have a material adverse effect with respect to any single parcel or property comprising the Real Property, no condemnation proceeding or other litigation is pending or, to the Knowledge of Parent and Seller, threatened which would preclude or impair the use of any such Real Property by the Company and the Subsidiaries for the purposes for which it is currently used as of the date hereof.

     (d) Except as provided in the Transaction Documents, the Real Property includes all of the real property used by the Company or any Subsidiary in the operation of its business.

     (e) To the Knowledge of Parent and Seller, all buildings, fixtures, structures and other improvements and all components thereof included within the Real Property are in good condition and repair (ordinary wear and tear excepted and taking into account the age of the Real Property) (and except for repairs being undertaken (or to be undertaken in accordance with an ordinary maintenance program) in the ordinary course of business by the Company and the Subsidiaries (either directly or through Parent and its Affiliates) or the relevant landlord) and sufficient for the continued operation of the business of the Company or any Subsidiary.

     Section 3.15. Licenses and Permits. The Company and the Subsidiaries have all Permits necessary for the operation of their business as such business is operated on the date hereof. Section 3.15 of the Disclosure Schedule describes generally all material Permits necessary for the occupation of the Real Property of the Company and Subsidiaries in the same manner as such business and Real Property are being operated and occupied as of the date hereof. Neither the Company nor any Subsidiary is in default in any material respect or material noncompliance under any of such Permits.

     Section 3.16. Environmental Matters. (a) No written or, to the Knowledge of Parent and Seller oral, notice, request for information, report, order, complaint, penalty or other information has been received by Parent or any of its Affiliates, the Company or any Subsidiary within the five years preceding the date hereof or as to matters that have not been resolved, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Knowledge of Parent and Seller, threatened which allege a violation of any Environmental Law, or material liability under Environmental Law, in each case relating to the Company or any Subsidiary or any property formerly or currently owned, leased or operated by the Company or any Subsidiary and arising out of any Environmental Law.

     (b) The Company and each Subsidiary, and any property currently owned, leased or operated by the Company or any Subsidiary, have in full force and effect all material Permits necessary for their operations to comply with all applicable Environmental Laws and are, and during the last five years have been, in material compliance with the terms of such Permits and with all other applicable Environmental Laws.

     (c) There has been no environmental assessment, audit, investigation, report, sampling report, remediation report, material asbestos survey or report or other related report related to the Company or any Subsidiary or any property formerly or currently owned, leased or operated by the Company or any Subsidiary which is in the possession, custody or control of Parent, the Company or any Subsidiary and which has not been delivered or made available to Buyer prior to the date hereof and listed on Section 3.16 of the Disclosure Schedule.

     (d) Neither the Company nor any of the Subsidiaries, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance regulated under Environmental Laws, including any hazardous substance, or owned or operated any property or facility (and no such property or facility, including the Real Property, is contaminated by any such substance) so as to give rise to liabilities under Environmental Laws.

     (e) Neither the Company nor any of the Subsidiaries has assumed, undertaken, or otherwise become subject to, any liability of any other person or entity relating to Environmental Law.

     Section 3.17. Compliance with Laws. (a) The Company and each Subsidiary are, and at all times since January 1, 2000 have been, in compliance in all material respects with all applicable Laws, and neither the Company nor any Subsidiary has any basis to expect any notice, order or other written communication from any governmental agency or instrumentality thereof alleging any actual or potential material violation of or failure to comply with any Law.

     (b) Except as set forth on Section 3.17 of the Disclosure Schedule, and without in any way limiting the representations and warranties otherwise provided in Section 3.17 of this Agreement:

          (i) the Company and each Subsidiary are in compliance with all applicable Customs & International Trade Laws in all material respects, and at no time since January 1, 2000 has either the Company or any Subsidiary committed any material violation of the International Trade Laws and Regulations;

          (ii) the Company and each Subsidiary are not subject to any civil or criminal investigation, litigation, audit, compliance assessment, penalty proceeding or assessment, liquidated damages proceeding or claim, forfeiture or forfeiture action, claim for additional customs duties or fees, denial order, suspension of export privileges, governmental sanction, or any other action, proceeding or claim by a governmental agency (domestic or foreign) involving or otherwise relating to any alleged or actual violation of the Customs & International Trade Laws or relating to any alleged or actual underpayment of customs duties, fees, taxes or other amounts owed pursuant to the Customs & International Trade Laws where there is a reasonable possibility of adverse financial consequence to the Company or any Subsidiary in excess of $25,000 or injunctive or equitable relief, and the Company and each Subsidiary have paid all customs duties and fees and brokerage fees owed for merchandise imported by them or imported on their behalf into the United States; and

          (iii) the Company and each Subsidiary have not made or provided any material false statement or omission to any government agency (domestic or foreign) or to any purchaser of products, in connection with the importation of merchandise, the valuation or classification of imported merchandise, the duty treatment of imported merchandise, the eligibility of imported merchandise for favorable duty rates or other special treatment, country-of-origin marking, NAFTA Certificates, marking requirements for apparel, other statements or certificates concerning origin, quota or visa rights, export licenses or other export authorizations, licenses or other approvals required by a foreign government or agency, or any other requirement relating to the Customs & International Trade Laws.

     Section 3.18. Intellectual Property. Section 3.18 of the Disclosure Schedule sets forth an accurate and complete list of all (1) registered trademarks and service marks, registrations, and applications for registration thereof (the "Scheduled Marks"), (2) internet domain name registrations and related applications (the "Domain Names"), (3) registered copyrights and related applications (the "Copyrights"), and (4) patents and patent applications ("Patents"), owned or used exclusively in connection with the business of the Company and the Subsidiaries. The Company and the Subsidiaries (i) own, free and clear of all Liens (other than Permitted Liens and Exceptions), all right, title and interest in and to all of the Scheduled Marks, Domain Names, Copyrights and Patents set forth on Section 3.18 of the Disclosure Schedule, and (ii) together with the rights granted to the Company and the Subsidiaries under the Services Agreement, own free and clear of all Liens (other than Permitted Liens and Exceptions), all right, title and interest in and to, or have a valid and enforceable license to use, all other Intellectual Property (including unregistered trademarks, service marks, logos and slogans) necessary for the operation of the Company's and the Subsidiaries' business as currently conducted (collectively, and together with other Intellectual Property owned or used by the Company or any of the Subsidiaries, "Company Intellectual Property"). Each applied for or registered Scheduled Mark, Copyright, Domain Name and Patent listed on Section 3.18 of the Disclosure Schedule is in the name of the Company or one of the Subsidiaries, as indicated on Section 3.18 of the Disclosure Schedule, on the principal register of the United States Patent and Trademark Office or the United States Copyright Office or any other applicable agency or other governmental body in the United States or any of the foreign countries indicated on Section 3.18 of the Disclosure Schedule. Except as set forth on
Section 3.18 of the Disclosure Schedule, as of the date hereof, to the Knowledge of Parent and Seller, there is no infringement or misappropriation of, or other conflict with, any Company Intellectual Property by any other Person. To the Knowledge of Parent and Seller, the Company and the Subsidiaries have not, and the use of the Company Intellectual Property and continued operation of the Company's or the Subsidiaries' businesses as currently conducted, will not, result in any infringement, misappropriation or other conflict with any Intellectual Property or other rights of another Person in the United States or any foreign jurisdiction in which the Company or one of the Subsidiaries currently operates its business. As of the date hereof, to the Knowledge of Parent and Seller, there is no claim by any other Person threatened or asserted contesting the validity, enforceability, use or ownership of any Company Intellectual Property. All of the Company Intellectual Property is valid and enforceable. No loss or expiration of any Company Intellectual Property material to the business of the Company or any of the Subsidiaries is threatened, pending or reasonably foreseeable. Except as contemplated under the Services Agreement, immediately following the Closing, the Company Intellectual Property will be owned or available for use by the Company and the Subsidiaries on terms and conditions identical to those under which the Company and the Subsidiaries owned or used the Company Intellectual Property prior to the Closing. Except as would not be material, all employees and consultants of Parent and its relevant subsidiaries and of Company and the Subsidiaries involved in the development of the Company's Intellectual Property have executed agreements providing for nondisclosure of and assignment to the Company or one of the Subsidiaries of any such Intellectual Property developed by such employees and consultants.

     Section 3.19. Finders' Fees. Except for Banc of America Securities LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller, Parent, the Company or any Subsidiary which might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     Section 3.20. Labor and Employment Matters. (a) Except as set forth in
Section 3.20 of the Disclosure Schedule, with respect to the Company and
Subsidiaries: (i) there is no collective bargaining agreement or relationship with any labor organization; (ii) to the Knowledge of Parent and Seller, no executive or Key Employee (A) has any present intention to terminate their employment, or (B) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such Employee and any other Person (besides Seller or its Affiliates solely with respect to confidentiality obligations to Seller and its Affiliates), or the Company or the Subsidiaries, as applicable, that would be material to the performance of such Employee's employment duties, or the ability of the Company and/or the applicable Subsidiaries to conduct their business; (iii) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (iv) to the Knowledge of Parent and Seller, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists; (v) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of Parent and Seller, threatened; (vi) there is no workman's compensation liability, experience or matter that could have a Material Adverse Effect; (vii) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by the Company or any Subsidiary (or its or their officers or directors) of any material law, regulation or contract; and, (viii) no employee or agent of the Company or any Subsidiary has committed any act or omission giving rise to material liability for any violation or breach identified in subsection (vii) above.

     (b) Except as set forth in Section 3.20 of the Disclosure Schedule, (i) there are no agreements for the employment of any officer, individual employee of the Company or the Subsidiaries on a full-time, part-time, consulting or other basis (A) providing annual cash or other compensation in excess of $100,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby, (C) providing any severance benefits or making any severance arrangements, or (D) restricting its ability to terminate the employment of any employee at any time for any lawful reason or for no reason without penalty or liability, and, (ii) there are no written personnel policies, rules or procedures applicable to employees of the Company or any Subsidiary.

     (c) With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing will be, satisfied. Within the past three years, neither the Company nor any of the Subsidiaries has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (jointly, the "WARN Act"), and no such action will be implemented without advance notification to Buyer.

     Section 3.21. Insurance. Parent has furnished or made available to Buyer an accurate and complete summary of coverages under all material insurance policies and bond and surety arrangements covering the assets, business, properties, operations, employees, officers and directors of the Company and the Subsidiaries. There is no material claim by the Company or any of the Subsidiaries pending under any of such policies or bond and surety arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bond and surety arrangements. Section 3.21 of the Disclosure Schedule provides a claims history under such policies for the last 3 years and describes any self-insurance arrangements affecting the Company or any of the Subsidiaries.

     Section 3.22. No Undisclosed Liabilities. There are no liabilities of the Company or any of the Subsidiaries of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities disclosed or provided for in the Balance Sheet or disclosed in accordance with GAAP in the notes thereto; (b) liabilities existing as of the Balance Sheet Date but not required under GAAP to be shown on the Balance Sheet; (c) liabilities disclosed on Section 3.22 of the Disclosure Schedule; (d) liabilities incurred in the ordinary course of business since the Balance Sheet Date; or (e) liabilities incurred in connection with the Transaction Documents.

     Section 3.23. Sufficiency of Assets; Good Title. Except as provided in the Transaction Documents, the Company and the Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted and such buildings, machinery, equipment and other tangible and intangible assets are in good operating condition, maintenance and repair, ordinary wear and tear excepted, are usable in the ordinary course of business and are reasonably adequate and suitable for the uses to which they are being put. The Company and the Subsidiaries have good and valid title to, or a valid leasehold interest in, the material properties and assets, tangible and intangible, shown on the Balance Sheet or acquired thereafter, free and clear of all Liens, except for (1) properties and assets disposed of in the ordinary course of business since the Balance Sheet Date and (2) Permitted Liens and Exceptions.

     Section 3.24. Accounts Receivable. All accounts and notes receivable of the Company and each Subsidiary represent valid obligations from sales made or services rendered in the ordinary course of business and are not subject to any right of set-off or any agreements or understandings (oral or written) that would permit any payor to reduce or satisfy any portion of an obligation by return of goods or any means other than the payment of cash in the face amount thereof.

     Section 3.25. Suppliers. Section 3.25 of the Disclosure Schedule lists (a) the names of the twenty suppliers and vendors from whom the Company and the Subsidiaries made the most purchases during the most recently completed fiscal year and the aggregate expenditures attributable to each in such year and (b) each outstanding purchase order commitment to purchase inventory with any supplier or vendor that is outstanding as of the second Business Day prior to the date hereof, the products subject to such purchase order and the applicable supplier or vendor. To the Knowledge of Parent and Seller, the Company and each Subsidiary enjoys good working relationships under all arrangements and agreements with their current suppliers (including each of the suppliers listed in clause (a) of this Section) sufficient to the normal operation of their businesses.

     Section 3.26. Bank Accounts. Section 3.26 of the Disclosure Schedule contains an accurate and complete list of each bank, checking, money market, investment or similar account, excluding individual store deposit accounts (each, a "Company Account"), owned by or used for the business and operations of the Company and the Subsidiaries and each individual authorized to have access to and make transactions under each Company Account.

     Section 3.27. Investment Intent. Seller is receiving the Non-Cash Consideration for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Seller (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Non-Cash Consideration and is capable of bearing the economic risks of such investment.

     Section 3.28. Lease Guarantees. Section 3.28 of the Disclosure Schedule contains an accurate and complete list of all Leased Real Property for which guarantees of lease obligations of the Company or any Subsidiary are provided by Parent, Seller or any of their Affiliates (the "Lease Guarantees").

                                    ARTICLE 4
                     Representations and Warranties of Buyer

     Buyer represents and warrants to Parent and Seller, as of the date hereof and as of the Closing, that:

     Section 4.01. Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Buyer has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, to own and lease the assets which it owns and leases and to perform all of its obligations under each agreement to which it is a party or by which it is bound. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its ownership or leasing of assets or properties or the nature of its activities requires such qualification except where the failure to have such licenses, authorizations, consents and approvals, individually or in the aggregate, has not had, or would not be reasonably likely to have, a material adverse effect on the business, properties, assets, results of operations or financial condition of Buyer and the Subsidiaries, taken as a whole (a "Buyer Material Adverse Effect"). Buyer was formed solely for the purposes of engaging in the transactions contemplated by this Agreement, and has engaged in no other business activities and has conducted its operations only as contemplated hereby. As used in this Article 4 the term "subsidiary" shall mean any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by Buyer.

     Section 4.02. Corporate Authorization. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby are within the corporate powers and authority of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. To the extent a party thereto, each of the Transaction Documents constitutes the valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its respective terms, (1) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other Laws concerning fraudulent conveyances and preferential transfers, and
(2) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

     Section 4.03. Governmental Authorization. To the extent a party thereto, the execution, delivery and performance by Buyer of each of the Transaction Documents and the consummation of the transactions contemplated thereby require no material action, consent or approval by or in respect of, material filing with or material notice to, any governmental body, agency or official other than

(1) compliance with any applicable requirements of the HSR Act and (2) compliance with any applicable requirements of the 1933 Act and the 1934 Act and state securities laws.

     Section 4.04. Noncontravention. The execution, delivery and performance by Buyer, of any of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not (1) violate or conflict with the certificate of incorporation or bylaws (or other organizational documents) of Buyer, (2) subject to the matters referred to in
Section 4.03, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Buyer, or (3) with or without the giving of notice or the lapse of time, or both, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer, or to a loss of any benefit to which Buyer is entitled under any provision of any agreement, contract or other instrument to which Buyer is a party or by which Buyer or its properties or assets is bound, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration) in or with respect to Buyer or any of its properties or assets except for any such default, termination, cancellation, acceleration or loss that has not had, or would not be reasonably likely to have, a Buyer Material Adverse Effect.

     Section 4.05. Financing.

     (a) Bear Stearns Merchant Fund Corp., an Affiliate of Buyer, has received an executed commitment letter from Congress Financial Corporation, dated as of November 21, 2002 and executed by Bear Stearns Merchant Fund Corp. as of the date hereof, an accurate and correct copy of which is attached as Exhibit C-1 (the "CFC Commitment Letter"). Pursuant to the CFC Commitment Letter and subject to the terms and conditions contained therein, Congress Financial Corporation has committed to provide senior debt financing in the amount of $120.0 million.

     (b) Buyer has received an executed commitment letter from Bear Stearns Merchant Banking II, L.P., dated as of November 22, 2002 and executed by Buyer as of the date hereof, an accurate and correct copy of which is attached as Exhibit C-2 (the "Bear Stearns Commitment Letter"). Pursuant to the Bear Stearns Commitment Letter and subject to the terms and conditions contained therein, Bear Stearns Merchant Banking II, L.P. has committed to provide equity financing in the amount of up to $85.0 million.

     (c) Each of the Bear Stearns Commitment Letter and the CFC Commitment Letter, is in full force and effect.

     Section 4.06. Purchase and Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

     Section 4.07. Litigation; Compliance with Laws. There is no claim, legal action, suit, arbitration, investigation or proceeding pending against or, to the knowledge of Buyer, threatened against or affecting, Buyer, any of its properties or assets, or the transactions contemplated by any of the Transaction Documents before any court or arbitrator or any governmental body, agency, official or authority which has had, or would be reasonably likely to have a Buyer Material Adverse Effect. As of the date hereof, there is no claim, legal action, suit, arbitration, investigation or proceeding pending against, or to the knowledge of Buyer, threatened against or affecting Buyer, before any court or arbitrator or any governmental body, agency, official or authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement. Buyer and its subsidiaries are in compliance in all material respects with all applicable Laws, and neither Buyer nor any subsidiary of Buyer has any basis to expect any notice, order or other written communication from any governmental agency or instrumentality thereof alleging any actual or potential material violation of or failure to comply with any Law.

     Section 4.08. Finders' Fees. Except for Bear Stearns Merchant Manager II, LLC, whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer which might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     Section 4.09. Inspections; No Other Representations. Buyer, through its Affiliates, is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Company and Subsidiaries as contemplated hereunder. Buyer (directly or through its Affiliates) has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of the Transaction Documents. Buyer acknowledges that Parent and its Affiliates have given Buyer access to key employees, documents and facilities of the Company and Subsidiaries and, to the extent related to the Company or any Subsidiary, Parent and its Affiliates. Buyer will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary. Without limiting the generality of the foregoing, Buyer acknowledges that Parent and its Affiliates make no representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and Subsidiaries or the future business and operations of the Company and Subsidiaries or any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Company, Subsidiaries, Parent, any of Parent's Affiliates or any of the foregoing business, assets, liabilities or operations, except as expressly set forth in this Agreement.

     Section 4.10. HSR Filing. The "person" (as defined in 16
C.F.R.(S)801.1(a)(1)) within which the Buyer is included does not have (a) the "regularly prepared balance sheet" described in 16 C.F.R.(S)801.11(c)(2), (b) $10.0 million or more of "total assets," as determined in accordance with 16 C.F.R.(S)801.11(e)(1), or (c) any "annual net sales," as determined in accordance with 16 C.F.R.(S)801.11.

     Section 4.11. Valid Issuance of Non-Cash Consideration. Upon issuance, the Subordinated Note and Warrant shall have been duly authorized and validly issued in compliance with all applicable Laws and shall be valid and binding obligations of Buyer (1) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other Laws concerning fraudulent conveyances and preferential transfers, and (2) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in proceeding at Law or in equity). The shares of the common stock of Buyer (or other securities) issuable upon exercise of the Warrant shall upon issuance (i) have been duly authorized and validly issued in accordance with all applicable Laws (ii) shall be fully paid and non-assessable,
(iii) shall be free of any Liens and (iv) will not have been subject to any preemptive rights other than those set forth in the Securityholders Agreement.

                                    ARTICLE 5
                         Covenants of Seller and Parent

     Parent and Seller agree that:

     Section 5.01. Conduct of the Company. From the date hereof until the Closing Date, except as set forth on the Disclosure Schedule or as contemplated by any of the Transaction Documents, Parent and Seller shall cause the Company and Subsidiaries to (1) conduct their respective businesses in the ordinary course in a manner consistent with past practice and in material compliance with all applicable Laws, Permits, agreements and commitments, (2) use their reasonable efforts to preserve intact their business organizations and relationships and goodwill with third parties and to keep available the services of their present employees, (3) maintain their facilities and assets in the same state or repair, order and condition as they were on the date hereof, ordinary wear and tear excepted, and (4) maintain their corporate existence and pay and discharge all debts, liabilities and obligations of the Company and the Subsidiaries as they become due, other than debts that are disputed in good faith. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as contemplated by the Transaction Documents, to the extent relating to the Company and Subsidiaries, Parent and Seller will not, and will cause the Company and Subsidiaries not to:

     (a) adopt or propose any change in its certificate of incorporation or bylaws;

     (b) merge or consolidate with any other Person or acquire a material amount of assets from any other Person other than (1) pursuant to existing contracts, agreements or commitments that are disclosed herein or on the Disclosure Schedule and (2) the acquisition of inventory in the ordinary course of business;

     (c) sell, lease, license or otherwise dispose of any material assets or property (including any material Company Intellectual Property) except (1) pursuant to existing contracts or commitments, or (2) for the sale of inventory in the ordinary course of business or (3) for the sale, lease, disposition or encumbrance of amounts of assets no longer used in the ordinary course of business in amounts that are not material;

     (d) (i) increase the rates of compensation or vacation or other benefits of employees earning less than $150,000, except (1) as required by any Law, (2) in the ordinary course of business consistent with past practice or (3) as required by any contract in effect on the date hereof and disclosed on Section 3.20(b) of the Disclosure Schedule, or (ii) increase the rates of compensation or vacation or other benefits of employees earning $150,000 per year or more, except (1) as required by any Law or (2) as required by any contract in effect on the date hereof and identified on Section 3.20(b) of the Disclosure Schedule;

     (e) make any loan, advance or capital contribution to or investment in any Person, except for travel, relocation and similar advances in the ordinary course of business not to exceed $25,000 for any employee and $150,000 in the aggregate;

     (f) incur, assume or guarantee any debt for borrowed money, other than letters of credit incurred or entered into in the ordinary course of business not to exceed $25,000 in the aggregate;

     (g) adopt any change in method of accounting or accounting practice except as required by Law or GAAP;

     (h) enter into any new lease or sublease of Real Property or terminate, amend or cause or permit the extension of the term of any Lease, without first consulting with and obtaining the consent of Buyer (which consent shall not unreasonably be withheld, conditioned or delayed);

     (i) enter into any agreement (or amend, extend or otherwise modify any existing agreements) for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis (A) providing annual cash or other compensation in excess of $150,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby, (C) providing any severance benefits or making any severance arrangements, or (D) restricting its ability to terminate the employment of any employee at any time for any lawful reason or for no reason without penalty or liability;

     (j) implement any layoff of employees that could implicate the WARN Act;

     (k) enter into any new contract, or amend, extend or otherwise modify any existing contract with Parent, any Affiliate of Parent, any Related Party of Parent or any Related Party of an Affiliate of Parent;

     (l) make any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the ordinary course of business;

     (m) delay or postpone the payment of accounts payable and other liabilities outside the ordinary course of business or otherwise make any material change in the cash management practices;

     (n) make any material change in inventory policies or procedures, operating policies or procedures, or advertising and promotion policies or procedures;

     (o) cancel, compromise, waive or release any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the ordinary course of business;

     (p) issue or create any (1) shares of capital stock or voting securities of the Company, (2) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of the Company, (3) options, warrants or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, or (4) stock appreciation rights, profit participation or similar rights or securities of the Company;

     (q) enter into a binding agreement to do any of the foregoing;

     (r) fail to prosecute, defend, maintain and protect any of the Company Intellectual Property so as to materially adversely affect the validity or enforceability thereof; or

     (s) make or change any election, change any accounting period, adopt or change any accounting method, file any amended Return, settle any Tax claim or assessment relating to the Company or any Subsidiary, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Subsidiary or take any other similar action if such election, change, adoption, amendment, settlement, consent or other action, would have the effect of materially increasing the Tax liability of the Company or any Subsidiary for any period ending after the Closing Date.

     Section 5.02. Cooperation On Certain Matters.

     (a) Access to Information Prior to Closing. From the date hereof until the Closing Date, Parent and Seller will (1) give, and will cause the Company and Subsidiaries to give, Buyer and its counsel, financial advisors, auditors, sources of funding under the Commitment Letters (the "Banks") and other authorized representatives, reasonable access to the offices, properties, accountants, members of management and books and records of the Company and Subsidiaries and, to the extent related primarily to the Company and Subsidiaries, to the books and records of Parent and Seller and to the key employees of Parent or Seller who have significant involvement in the Company and Subsidiaries, during normal business hours and upon reasonable prior notice,
(2) furnish, and will cause the Company and Subsidiaries to furnish, to Buyer and its counsel, financial advisors, auditors, Banks and other authorized representatives, such financial and operating data and other information relating to the Company and Subsidiaries as such Persons may reasonably request and (3) instruct the employees, counsel, accountants and financial advisors of Parent, Seller, the Company and the Subsidiaries to cooperate with Buyer in its investigation of the Company and Subsidiaries. Any investigation pursuant to this Section 5.02(a) shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of Parent or any of its Affiliates, the Company or any Subsidiary. Notwithstanding the foregoing, Buyer shall not have access to personnel records relating to individual performance or evaluation records, medical histories or other information which in Parent's good faith opinion the disclosure of which could subject Parent or any of its Affiliates, the Company or any Subsidiary to risk of liability.

     (b) Access to Information Following Closing. From and after the Closing Date, Parent and Seller will afford promptly to Buyer and its counsel, auditors and other authorized representatives reasonable access to their books of account, financial and other records, employees and auditors to the extent they relate to the Company or the Subsidiaries for the period prior to the Closing Date and are necessary to permit Buyer to determine any matter relating to its rights and obligations in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Company or the Subsidiaries or Buyer's rights or obligations under any of the Transaction Documents; provided that any such access by Buyer and its counsel, auditors and other authorized representatives shall not unreasonably interfere with the conduct of the business of Parent or any of its Affiliates.

     (c) Litigation Cooperation. Parent shall, and shall cause its Affiliates to, use reasonable efforts to make available to Buyer and its accountants, counsel, and other designated representatives, upon written request, the officers, employees, accountants and representatives of Parent and its Affiliates as witnesses, and shall otherwise cooperate with Buyer, and furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, in each case to the extent reasonably required in connection with any legal, administrative or other proceeding arising out of the Company's or any of the Subsidiaries' business and operations prior to the Closing Date in which Buyer may from time to time be involved or otherwise related to any of the Transaction Documents (other than with respect to proceedings involving disputes between Buyer, on the one hand, and Parent and its Affiliates, on the other hand; provided that any such cooperation shall not unreasonably interfere with the conduct of the business of Parent or any of its Affiliates.

     (d) Cooperation on Tax Matters. Parent shall furnish or cause to be furnished to Buyer, upon request, as promptly as practicable, such information (including access to books and records) and assistance as is reasonably necessary for the filing of any Return (including the Returns specified in Section 8.02(d)), for the preparation for any audit, and (subject to Section 8.02(b) and Section 8.04(d)) for the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment; provided that any such cooperation shall not unreasonably interfere with the conduct of the business of Parent or any of its Affiliates. Subject to Parent's control of certain audits and proceedings under Section 8.02(b) and Section 8.04(d), Parent shall cooperate with Buyer in the conduct of any audit or other proceeding involving the Company or any Subsidiary for any Tax purposes and shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.

     (e) Retention of Records. From and after the Closing Date, except as otherwise required by Law or agreed to in writing, Parent and its Affiliates shall retain all information and records (including records relating to Taxes) relating to the businesses of the Company and Subsidiaries. In addition, Parent and its Affiliates shall retain all information and records relating to any matter as to which Buyer seeks or may seek indemnification from Parent hereunder until final resolution of the matter to which such information and records relate. Notwithstanding the prior two sentences of this Section 5.02(e), Parent and its Affiliates may destroy or otherwise dispose of any such information and records at any time; provided that (1) any records relating to Taxes shall not be destroyed or otherwise disposed of prior to the sixth anniversary of the Closing Date, and (2) prior to such destruction or disposal, (x) Parent shall provide not less than 90 days' prior written notice to Buyer, specifying the information and records proposed to be destroyed or disposed of, and (y) if Buyer shall request in writing prior to the scheduled date for such destruction or disposal that any of the information and records proposed to be destroyed or disposed of be delivered to Buyer, Parent shall promptly arrange for the delivery of such of the information and records as was requested.

     (f) Reimbursement. Buyer shall bear all reasonable out-of-pocket costs and expenses of Parent and its Affiliates (excluding general overhead, salaries and employee benefits), upon presentation of invoices therefor, which are reasonably incurred by Parent and its Affiliates in connection with the provision of information, witnesses or cooperation pursuant to Section 5.02(b) - (e).

     Section 5.03. Maintenance of Insurance Policies. Prior to the Closing, Parent and its Affiliates will maintain insurance policies for the Company and Subsidiaries and their assets, properties and employees in an amount and scope consistent with any such insurance policies in effect as of the date hereof. Subject to the provisions of the Services Agreement and except as set forth in
Article 10, the Company and Subsidiaries shall after the Closing continue to have coverage under any such insurance policies in effect at the Closing with respect to, but only with respect to, events occurring prior to the Closing, and it is understood that (i) the Company and Subsidiaries shall continue to be responsible for amounts (including deductibles) not covered by such insurance policies and (ii) the provisions of this Section 5.03 shall not obligate Parent or any of its Affiliates to pay any money with respect to any insurance policies (including with respect to insurance policies in effect on or prior to the Closing) after the Closing.

     Section 5.04. Non-solicitation. (a) Parent and its Affiliates shall not, without the prior written approval of Buyer, directly or indirectly (a) for 18 months after the Closing Date, solicit any person who is an employee of the Company or any Subsidiary at any time on or after the Closing Date to terminate his or her relationship with the Company or any Subsidiary, as the case may be; provided that the foregoing shall not apply to persons hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit such person) or as a result of the use of a general solicitation (such as an advertisement) not specifically directed to employees of the Company or any Subsidiary, as the case may be, (b) for 5 years after the Closing Date, hire, in any capacity, any person who is listed on Appendix 5.04(a)(1), and (c) for 3 years after the Closing Date, hire, in any capacity, any person who is listed on Appendix 5.04(a)(2).

     Section 5.05. Confidentiality. All confidential information about Buyer or its Affiliates provided or made available to Parent, Seller or any of their Representatives (as such term is defined in the Confidentiality Agreement dated as of July 2, 2002 between Buyer and Parent (the "Confidentiality Agreement")) will be treated confidentially by Parent, Seller and their respective Affiliates and representatives in accordance with the confidentiality undertakings set forth in the Confidentiality Agreement applicable to Buyer with respect to information about the Company provided or made available to Buyer, its Affiliates and representatives.

     Section 5.06. Exclusivity. None of the Parent, Seller, Company or any of their respective Affiliates, representatives, officers, employees, directors or agents shall, directly or indirectly, (a) submit, solicit, initiate, encourage, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any Person or enter into any agreement or accept any offer relating to any (i) reorganization, liquidation, dissolution or recapitalization of the Company and the Subsidiaries, (ii) merger or consolidation involving the Company and the Subsidiaries, (iii) purchase or sale of any assets or capital stock (other than a purchase or sale of inventory in the ordinary course of business consistent with past custom and practice) of the Company and the Subsidiaries, or (iv) similar transaction or business combination involving the Company and the Subsidiaries, the business of the Company and the Subsidiaries or the assets of the Company and the Subsidiaries (each of the foregoing action described in clauses (i) through (iv), a "Company Transaction"), (b) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any person to do or seek to do any of the foregoing or (c) enter into any agreement, arrangement or understanding requiring the Parent, the Seller or the Company and the Subsidiaries to abandon, terminate or fail to consummate any of the transactions contemplated hereby. The Parent, the Seller and the Company agree to (1) notify Buyer immediately if any person makes any proposal, offer, inquiry or contact with respect to a Company Transaction and
(2) provide Buyer with the terms of (including the identity of the Person making) any such proposal, offer, inquiry, request or contact and a copy of any written document.

     Section 5.07. Litigation Update. From the date hereof until the Closing Date, Parent and Seller agree to promptly notify Buyer of any claims, actions, suits or investigations (arbitration or otherwise) commenced against, or to the Knowledge of Parent and Seller, threatened, against the Company or any Subsidiary, Parent or Seller, or any of their Affiliates, before any court or arbitrator or any governmental body or agency which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

     Section 5.08. Lease Guarantees. Subject to the provisions of the Master Sublease and the Store Leases Agreement, Parent shall continue to provide each Lease Guarantee until the expiration of the original term or any option term if exercised as of the date hereof of the respective Lease and Parent agrees that it shall not directly or indirectly take any action to, or fail to take any action, the failure of which would interfere, void, remove, restrict, modify, amend, accelerate, terminate or negatively affect any Lease Guarantee.

     Section 5.09. Retail Leases.

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

     (a) From and after the date hereof (including after the Closing Date), Parent and Seller shall, at their sole cost and expense (provided that in no event shall Parent or Seller (or any Affiliate thereof) be obligated to pay any money to a Person to obtain a Required Consent), use their reasonable best efforts to obtain (and Buyer agrees to cooperate with Parent and Seller in obtaining) any Required Consent pursuant to a letter agreement substantially in form and substance as the document set forth on Exhibit D attached hereto (the "Consent Request Letter"). Any material amendments, modifications or changes to the Consent Request Letter that adversely affect Buyer shall be approved by Buyer, which approval Buyer may withhold in its reasonable discretion. Parent and Seller shall, on a reasonably timely basis, inform Buyer of the status of the Required Consent process, and each party agrees to provide a copy to the other party of any written notices received from a Party in Interest from and after the date hereof until 12 months after the Closing.

     (b) Seller may not offer any material leasehold modifications or other concessions to landlords in connection with the Required Consent process that adversely affect Buyer without Buyer's consent, which consent Buyer may withhold in its discretion.

     (c) Buyer may, at Buyer's discretion and upon two Business Days' notice to Parent, elect to make any payment or accept any leasehold modifications or other concessions to landlords in connection with the Required Consent process; provided that all costs and obligations to Buyer resulting from Buyer's election under this subsection (c) shall be borne solely by Buyer and the provisions of subsection (e) below shall not apply with respect to such payments, modifications or concessions.

     (d) If (i) because of a failure to obtain a Required Consent with respect to a Retail Lease, a Party in Interest under a Retail Lease gives notice within 12 months after the Closing and thereafter terminates such Retail Lease, evicts or locks out the Company (or a Subsidiary, as the case may be) or takes any action that results in the inability of the Company (or a Subsidiary, as the case may be) to operate out of the premises under such Retail Lease prior to the expiration of the current term of such Retail Lease (a "Lease Termination") (provided that at the time of such Lease Termination, Buyer, the Company and/or the Subsidiaries as applicable are otherwise in material compliance with all of their other obligations under such Retail Lease) and (ii) as a result thereof, the aggregate Four Wall Profit Contribution for all retail stores suffering a Lease Termination (the "Aggregate Lost Four Wall Profit Contribution") exceeds the Four Wall Profit Threshold, then Parent shall promptly pay to Buyer an amount equal to the amount by which (x) 3.5 times the Aggregate Lost Four Wall Profit Contribution (including the amount of the Four Wall Profit Threshold) exceeds (y) any amounts previously paid to Buyer by Parent under this subsection
(d); provided that Buyer agrees to use commercially reasonable efforts to resolve any such issues or conflicts with such Party in Interest (provided that in no event shall Buyer (or any Affiliate thereof) be obligated to pay any money to a Person to obtain a Required Consent or resolve any such issues). It is understood and agreed that with respect to all Retail Leases, under no circumstances will the inability to renew or extend a Retail Lease by the Company at the expiration of the original term (or if currently under a renewal or extension option, any additional renewal or extension options) thereof give rise to any payment obligation by Parent or Seller under this subsection (d).

     (e) If (i) because of a failure to obtain a Required Consent with respect to a Retail Lease, a Party in Interest under such Retail Lease (A) gives notice within 12 months after the Closing that it intends to exercise its rights under such Retail Lease (provided that at the time of the exercise of such rights, Buyer, the Company and/or the Subsidiaries as applicable are otherwise in material compliance with all of their other obligations under such Retail Lease) which results in a Loss of Fundamental Tenant Rights, then Parent and Seller jointly and severally agree to indemnify Buyer for any Damages incurred by Buyer as a result of such Loss of Fundamental Tenant Rights; provided that Buyer agrees to use commercially reasonable efforts to resolve any such issues or conflicts with such Party in Interest (provided that in no event shall Buyer (or any Affiliate thereof) be obligated to pay any money to a Person to obtain a Required Consent or resolve any such issues).

     (f) The provisions of this Section 5.09 shall provide Buyer and its Affiliates the exclusive remedy from Parent and its Affiliates with respect to any Damages suffered or incurred in connection with a Required Consent. In furtherance, and not in limitation of the foregoing, Buyer and its Affiliates shall have no right to seek indemnification pursuant to Section 11.02 for the breach of any representation set forth in Section 3.04 to the extent that Buyer or any of its Affiliates is entitled to a remedy pursuant to Section 5.09.

     Section 5.10. Retail Leases; Non-Competition and Related Matters.

     (a) With respect to each Retail Lease, from and after the date of this Agreement until the fifth (5th) anniversary of the date of this Agreement, Seller and Parent shall not, directly or indirectly, pursue, solicit, make any offers to, or accept any offers (whether for their own account or for any third party (other than the Company pursuant to the Services Agreement)) from, or negotiate or enter into any lease, license, purchase agreement, occupancy agreement or other similar agreement (whether for their own account or for any third party (other than the Company pursuant to the Services Agreement)) with, the landlord with respect to the premises subject to such Retail Lease (except as otherwise set forth in the Store Leases Agreement with respect to Shared Stores). The provisions of the immediately preceding sentence of this subsection
(i) shall not be applicable to the Retail Leases (and the corresponding premises) set forth on Schedule 5.10 attached hereto and (ii) shall expire and have no further force and effect (A) with respect to all Retail Leases, (1) upon a default by the Company or a Subsidiary (after any applicable notice or cure period) under the lesser of (x) three

Guaranteed Leases or (y) 5% of all outstanding Guaranteed Leases and; (2) a material breach of Section 6.09(b) of this Agreement which breach is not cured within 15 days of written notice of such breach; (B) with respect to an individual Retail Lease, upon the date which is six (6) months after the earlier to occur of (1) the termination (whether voluntarily or involuntarily) of such Retail Lease or (2) the Company (or any Subsidiary, as the case may be) vacates the premises subject to such Retail Lease; and (C) as otherwise provided in subsections (b) and (c) below.

     (b) If the Company (or any Subsidiary, as the case may be) desires to assign any Retail Lease, or sublease all or any part of the premises subject to such Retail Lease to any Person other than an Affiliate thereof (an "Unrelated Party"), the Company (or any Subsidiary, as the case may be) and Buyer agree first to offer to assign such Retail Lease (or sublease the corresponding premises, as the case may be) to Seller and Parent upon the terms the Company (or any Subsidiary) intends to assign the Retail Lease or sublease a portion of the premises subject to the Retail Lease to such Unrelated Party prior to offering such Retail Lease (or the corresponding premises) to any Unrelated Party. If Seller or Parent elects not to take an assignment of such Retail Lease (or sublease the corresponding premises), the Company (or any Subsidiary, as the case may be) shall have the right, if otherwise permitted by such Retail Lease and the other Transaction Documents, to offer such Retail Lease (and the corresponding premises) to Unrelated Parties on terms and conditions not materially less favorable to the Company (or any Subsidiary, as the case may be) than were originally offered to Seller and Parent. If the terms and conditions upon which an Unrelated Party agrees to take an assignment of such Retail Lease (or sublease the corresponding premises) are materially less favorable to the Company (or any Subsidiary, as the case may be) than the terms and conditions originally offered to Seller and Parent, Seller and Parent shall have the right to match any such offers by any Unrelated Parties and take an assignment of such Retail Lease (or sublease all or any part of the corresponding premises, as the case may be). If such Retail Lease is assigned (or the corresponding premises are subleased) to an Unrelated Party in accordance with the provisions of this subsection (b), the provisions of the first sentence of subsection (a) above shall expire and have no further force and effect. If at any time during the term of a Retail Lease, the Company (or any Subsidiary, as the case may be) desires or makes a final determination to terminate voluntarily a Retail Lease, the Company (or any Subsidiary, as the case may be) shall notify Parent of such determination, and upon such notification by the Company to Parent, the provisions of the first sentence of subsection (a) above shall expire and have no further force and effect.

     (c) The Company shall advise Parent whether the Company (or any Subsidiary) has (x) elected not to renew or extend any Retail Lease or (y) made a final determination that any Retail Lease will not be renewed or extended by the respective landlord, and upon such notification by the Company to Parent, the provisions of the first sentence of subsection (a) above shall expire and have no further force and effect. In addition, Parent shall, in accordance with
Schedule V
of the Services Agreement, advise the Company with respect to Limited Brands stores which may be available for the Company because Parent has elected not to renew or extend the terms of the leases for such stores (or has otherwise made a final determination that any such lease will not be renewed or extended by the respective landlord).

     (d) Notwithstanding anything to the contrary set forth in this Section 5.10, Parent shall use its commercially reasonable best efforts to attempt to
(i) with respect to the Retail Lease for the property known as Store 373, Carousel, New York, (A) extend the term of such Retail Lease until January 31, 2004 and (B) secure alternate space for the Company in the mall at Carousel for the replacement of existing space at the expiration of such Retail Lease; (ii) with respect to the Retail Lease for the property known as Store 474, Bridgewater Commons, New Jersey, (A) extend the term of such Retail Lease until July 31, 2003 and (B) secure alternate space for the Company in the mall at Bridgewater Commons for the replacement of existing space at the expiration of such Retail Lease; and (iii) with respect to the Retail Lease for the property known as Store 119 Lakeside Center, Louisiana, and the Retail Lease for the property known as Store 95, St. Louis Galleria Mall, Missouri, secure space or alternate space for the Company, as the case may be, in these malls for Lerner; provided, however, under no circumstances shall Limited Brands be required to pay any money to any Person or execute or deliver any guaranty or other security with respect to the renewal, extension or replacement of any Retail Lease or to secure alternate leased space. Notwithstanding anything herein to the contrary, the Company (i) acknowledges that any alternate space deals secured for the Company will likely be for long-term lease arrangements and (ii) agrees that the Company shall vacate (A) the property known as Store #474, Bridgewater Commons, New Jersey on or before July 31, 2003 and (B) the property known as Store #95, St. Louis Galleria, Missouri upon 30 days' prior notice from Parent, or earlier at Buyer's election (provided the effective date for such termination shall not be earlier than March 31, 2003), and the Company agrees to execute and deliver an appropriate lease termination agreement to Parent for the Store #95 Retail Lease. Buyer agrees that it has been compensated by Parent in the amount of $1.5 million by virtue of a reduction to the Purchase Price with respect to such arrangements.

     Section 5.11. Asset Transfers. Parent and Seller agree to transfer, prior to the Closing, good and valid title to, or a valid leasehold interest in, any asset (other than assets covered by the Services Agreement) which (i) is currently owned or leased, either in whole or in part, by Parent or Seller, and
(ii) was used exclusively in the business of the Company and the Subsidiaries on the Balance Sheet Date (excluding assets disposed of in the ordinary course of business). For the avoidance of doubt, effective as of the Closing Date, Parent agrees to grant, assign and transfer to the Company and the Subsidiaries, and Buyer agrees to cause the Company and the Subsidiaries to accept such transfer of, capitalized implementation costs incurred in connection with software development exclusively for the business of the Company currently reflected on the balance sheet of Parent and reflected on the financial statements as a "top side" adjustment (including capitalized implementation costs relating to Arthur allocation and planning, Island Pacific package migration and MIPS application).

     Section 5.12. Closing Date Cash. Parent and Seller agree that the Company shall have at least $1.5 million of Company Cash at the opening of business on the Closing Date. It is further agreed by all parties hereto that notwithstanding any provision of this Agreement to the contrary, (i) Parent and Seller shall be under no obligation to leave Company Cash in excess of $1.5 million and (ii) in all events, Parent shall be compensated for all Company Cash in accordance with Section 2.04(a).

     Section 5.13. Change of Control. Parent agrees to assume all obligations of the Company or any of the Subsidiaries for any Change of Control Payments. Parent agrees to make timely payments with respect to such obligations.

                                    ARTICLE 6
                               Covenants of Buyer

     Buyer agrees that:

     Section 6.01. Other Buyer Activities. Buyer shall not engage in any activities other than in connection with its formation and the consummation of the transactions contemplated by the Transaction Documents.

     Section 6.02. Confidentiality. All information provided or made available to Buyer or any of its Representatives (as such term is defined in the Confidentiality Agreement) will be subject to the Confidentiality Agreement, which agreement shall remain in full force and effect until the Closing and shall thereupon terminate except that the disclosure, but not the use (to the extent necessary to operate the Company and the Subsidiaries in the ordinary course) of any Confidential Information (as defined in the Confidentiality Agreement) to the extent related solely to Parent or its Affiliates shall continue to be governed by the terms of the Confidentiality Agreement.

     Section 6.03. Cooperation on Certain Matters.

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

     (a) Access to Information Following Closing. From and after the Closing Date, Buyer will afford, and will cause the Company and each Subsidiary to afford, promptly to Parent and its Affiliates and their counsel, auditors and other authorized representatives reasonable access to their books of account, financial and other records, employees and auditors to the extent they relate to the Company or the Subsidiaries for the period prior to the Closing Date (provided, that with respect to the post-Closing matters for which Parent has agreed to indemnify Buyer pursuant to Section 11.02(a)(B)-(H), such access shall also include the post-Closing period) and are necessary to permit Parent and its Affiliates to determine any matter relating to their rights and obligations in connection with any audit, investigation, dispute or litigation (other than with respect to any investigation, dispute or litigation involving Buyer, on the one hand, and Parent and its Affiliates on the other hand) relating to the Company or the Subsidiaries or Parent's or any of its Affiliate's rights or obligations under any of the Transaction Documents; provided that any such access by Parent and its Affiliates and their counsel, auditors and other authorized representatives shall not unreasonably interfere with the conduct of the business of Buyer, the Company or any of the Subsidiaries.

     (b) Litigation Cooperation. Buyer shall use reasonable efforts to make available to Parent and its Affiliates and their accountants, counsel, and other designated representatives, upon written request, the officers, employees and representatives of Buyer and its Affiliates as witnesses, and shall otherwise cooperate with Parent and its Affiliates, and furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, in each case to the extent reasonably required in connection with any legal, administrative or other proceeding arising out of the Company's or any of the Subsidiaries' business and operations prior to the Closing Date in which Parent or any of its Affiliates may from time to time be involved or otherwise related to any of the Transaction Documents (other than with respect to proceedings involving disputes between Buyer, on the one hand, and Parent and its Affiliates, on the other hand); provided, however, that Parent shall use its reasonable best efforts to pursue the Retained Landlord Claims in a manner that does not involve Buyer, the Company or any of their Affiliates, or their respective directors, officers, employees or representatives (including to the extent feasible, pursuing litigation or similar proceedings in the name of Parent or one of its Affiliates); provided further that any such cooperation by Buyer and its Affiliates shall not unreasonably interfere with the conduct of the business of Buyer or any of its Affiliates. Without limiting the generality of the foregoing, it is understood that, notwithstanding use of its best efforts as contemplated above, if Parent is unable to pursue the Retained Landlord Claims without involving Buyer or its Affiliates, Buyer and its Affiliates will execute all complaints and other court or similar papers reasonably requested in order to assist Parent and its Affiliates in their efforts to pursue the Retained Landlord Claims.

     (c) Cooperation on Tax and Related Matters.

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

               (i) Buyer shall furnish or cause to be furnished to Parent, upon request, as promptly as practicable, such information (including access to books and records) and assistance as is reasonably necessary for the filing of any Return (including the Returns specified in Section 8.02(c)), for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment; provided that any such cooperation by Buyer shall not unreasonably interfere with the conduct of the business of Buyer or any of its Affiliates. Buyer shall cooperate with Parent in the conduct of any audit or other proceeding involving the Company or any Subsidiary for any Tax purposes and shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.

               (ii) For a period of 60 months following the Closing, Buyer agrees that it shall not liquidate Lerner New York GC, LLC and shall cause Lerner New York GC, LLC to continue its past practice with respect to gift certificates and merchandise credits issued on or before the Closing. For purposes of filing any returns and other legally required documents due after the Closing Date with respect to escheat liabilities and similar items of the Company and the Subsidiaries, Buyer agrees to treat gift certificates and merchandise credits issued on or before the Closing with respect to which Lerner New York GC, LLC is liable in a manner consistent with past practice.

     (d) Retention of Records. From and after the Closing Date, except as otherwise required by Law or agreed to in writing, Buyer shall, and shall cause the Company and Subsidiaries to, retain all information and records (including records relating to Taxes) relating to the businesses of the Company and Subsidiaries that were in the possession of the Company or any Subsidiary as of the Closing Date and, with respect to Taxes, all records related to Returns for Straddle Periods. In addition, Buyer and its Affiliates shall retain all information and records relating to the Retained Landlord Claims or any other matter as to which Parent seeks or may seek indemnification from Buyer hereunder, in each case until final resolution of the matter to which such information and records relate. Notwithstanding the prior two sentences of this
Section 6.03(d), Buyer may destroy or otherwise dispose of any such information and records at any time; provided that prior to such destruction or disposal,
(1) Buyer shall provide not less than 90 days' prior written notice to Parent, specifying the information and records proposed to be destroyed or disposed of, and (2) if Parent shall request in writing prior to the scheduled date for such destruction or disposal that any of the information and records proposed to be destroyed or disposed of be delivered to Parent, Buyer shall promptly arrange for the delivery of such of the information and records as was requested.

     (e) Reimbursement. Parent shall bear all reasonable out-of-pocket costs and expenses of Buyer and its Affiliates (excluding general overhead, salaries and employee benefits), upon presentation of invoices therefor, which are reasonably incurred by Buyer and its Affiliates in connection with the provision of information, witnesses or cooperation pursuant to Sections 6.03(a) - (d).

     Section 6.04. Insurance. Buyer agrees that, subject to Section 5.03, all insurance policies covering the Company or any Subsidiary maintained by or on behalf of Parent or its Affiliates shall be terminated following the Closing and that, after the Closing, Parent and its Affiliates shall have no obligation of any kind to maintain any form of insurance covering the Company or any Subsidiary.

     Section 6.05. Financial Support Arrangement. (a) From and after the date hereof (including after the Closing Date), Buyer shall use its reasonable best efforts to cause the unconditional release with effect at the Closing Date of Parent and its Affiliates from their obligations under any guarantees, letters of credit (which, from and after the Closing Date shall not be amended to (i) increase the amount thereof, (ii) extend the terms thereof or (iii) modify Parent's obligations thereunder), surety bonds and other financial support arrangements maintained by Parent or any of its Affiliates in connection with the business or operations of the Company or any of the Subsidiaries and listed on Appendix 6.05 hereto (it being understood that the list of letters of credit set forth on Appendix 6.05 is as of November 20, 2002 and that such list will be updated prior to the Closing Date to reflect changes in the ordinary course of business) (collectively, the "Financial Support Arrangements"); provided, however, that Buyer shall have no affirmative obligation to cause the unconditional release of Parent and its Affiliates from their obligations under any guarantees of lease obligations or any letters of credit. It is understood and agreed that in no event shall Buyer, the Company or any Subsidiary be obligated to pay any money to any Person to obtain any such unconditional release. It is further understood that following the Closing the outstanding letters of credit obligations of Parent and its Affiliates shall be subject to the Banks' first priority security interest in the inventory of the Company and the Subsidiaries.

     (b) If, from and after the Closing, (1) any amounts are drawn or required to be paid under any Financial Support Arrangement by Parent or any of its Affiliates or (2) Parent or any of its Affiliates is required to pay any fees, costs or expenses under the terms of any Financial Support Arrangement, then Parent shall promptly provide Buyer with written evidence of the underlying payment obligation. Upon receipt of such notice, Buyer shall promptly (but in no event more than five Business Days after receipt of such written evidence) satisfy such payment obligation on behalf of Parent or its Affiliates, or, if Parent or any of its Affiliates has made such payments itself, Buyer shall reimburse Parent for such amounts promptly (but in no event more than five Business Days) after receipt from Parent of proof of payment.

     (c) Any amount payable pursuant to Section 6.05(b) shall bear interest at the Reference Rate. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

     Section 6.06. Reimbursement of Payments by Parent. It is the intent of the parties that, except as contemplated by any of the Transaction Documents, all invoices relating to the Company or any of the Subsidiaries received after the Closing be paid by the Company or a Subsidiary (as opposed to Parent or any of its Affiliates) and, in furtherance of such intent, Parent will use its reasonable commercial efforts to promptly forward to the Company all invoices relating to the Company or any of the Subsidiaries which are received by Parent or any of its Affiliates after the Closing ("Post-Closing Invoices"). It is understood, however, that there may be circumstances in which, notwithstanding the use of such reasonable commercial efforts, Parent or one of its Affiliates will pay a Post-Closing Invoice on behalf of the Company or one of the Subsidiaries. It is agreed that Buyer shall reimburse Parent, or an Affiliate of Parent, as Parent may designate, for all amounts paid by Parent or any of its Affiliates in respect of Post-Closing Invoices within ten (10) days after receipt from Parent of a notice thereof accompanied by written evidence of the underlying payment (each, a "Payment Date"). If the Buyer fails to pay any payment within thirty (30) days of the relevant Payment Date, Buyer shall be obligated to pay, in addition to the amount due on such Payment Date, interest on such amount at the Reference Rate, plus 3% per annum compounded monthly from the relevant Payment Date through the date of payment. Notwithstanding the foregoing, Buyer shall have no obligation to reimburse Parent or any of its Affiliates for any payment made by Parent or any of its Affiliates in respect of any Post-Closing Invoice if Buyer or any of its Affiliates paid the same Post-Closing Invoice.

     Section 6.07. Non-solicitation. Except as contemplated by any of the Transaction Documents, from, and until the expiration of 18 months from the date of this Agreement, neither Buyer nor any of its Affiliates shall, without the prior written approval of Parent, directly or indirectly solicit for employment any person who is an employee of Parent or any of its Affiliates with whom Buyer or its representatives had contact at any time during the process of Buyer considering, investigating, negotiating and consummating the transactions contemplated by this Agreement; provided that the foregoing shall not prohibit solicitation conducted through an independent employment or recruitment firm (so long as the firm was not directed to solicit such person or the personnel of Parent or its Affiliates generally) or as a result of the use of a general solicitation (such as an advertisement) not specifically directed to employees of Parent or its Affiliates.

     Section 6.08. Proceeds From Credit Card Litigation. Buyer agrees that Parent shall be entitled to all proceeds, awards, judgments and settlements which are attributable to Parent, any of its Affiliates, the Company or any of the Subsidiaries in connection with the matters described in Appendix 6.08 (the "Credit Card Litigation"); provided that the Company, as a potential class member to the Credit Card Litigation, may pursue on its own behalf any proceeds, awards, judgments or settlements for any claims or damages that arise after the Closing Date. Parent, at its expense, shall control the prosecution of the Credit Card Litigation.

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

     Section 6.09. Priority of Payments under Guaranteed Leases. From and after the Closing Date, Buyer agrees (a) to cause the Company to make all payments (whether directly to the master landlord under a Lease or to the sublessor under the Master Sublease, as the case may be) of rent and other monetary obligations under each Lease for which a guaranty by Parent is in effect (the "Guaranteed Leases"), and (b) all such payments with respect to such Guaranteed Leases shall be made by the Company prior to, or simultaneously with, any payments of rent or other monetary obligations under any Leases for which a guaranty by Parent is not in effect.

                                    ARTICLE 7
                      Covenants of Buyer, Parent and Seller

     Buyer, Parent and Seller agree that:

     Section 7.01. Further Assurances. Subject to the terms and conditions of this Agreement, Buyer, Parent and Seller will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by the Transaction Documents on or prior to November 27, 2002. Parent, Seller and Buyer shall execute and deliver, and Parent and Seller, prior to the Closing, and Buyer, after the Closing, shall cause the Company and each Subsidiary to execute and deliver, such other documents, certificates, assignments, agreements and other writings and to take such other actions as may be necessary or appropriate in order to consummate or implement expeditiously the transactions contemplated by any of the Transaction Documents.

     Section 7.02. Certain Filings. Parent, Seller and Buyer shall cooperate with one another (1) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by any of the Transaction Documents and (2) subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     Section 7.03. Public Announcements. The parties shall consult with each other before issuing any press release or making any public statement with respect to any Transaction Document or the transactions contemplated thereby and will not issue any such press release or make any such public statement prior to such consultation. Notwithstanding the foregoing, except as provided by Section 6.02, no provision of this Agreement shall relieve Buyer or any of its Representatives (as such term is defined in the Confidentiality Agreement) from any of its obligations under the Confidentiality Agreement.

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

     Section 7.04. Transition Services. At the Closing, the parties will enter into a Transition Services Agreement (the "Services Agreement"), the form of which is attached as Exhibit E.

     Section 7.05. Store Leases Agreement. Prior to the Closing, the parties thereto will enter into a Store Leases Agreement (the "Store Leases Agreement"), the form of which is attached as Exhibit F.

     Section 7.06. Securityholders Agreement. At the Closing, the parties will enter into a Securityholders Agreement (the "Securityholders Agreement"), the form of which is attached as Exhibit G.

     Section 7.07. Covenant Agreement. At the Closing, the parties thereto will enter into a Covenant Agreement (the "Covenant Agreement"), the form of which is attached as Exhibit H.

     Section 7.08. Master Sublease and Master Assignment. Prior to the Closing, the parties thereto will enter into a Master Sublease (the "Master Sublease"), the form of which is attached as Exhibit I and a Master Assignment and Assumption Agreement (the "Master Assignment"), the form of which is attached as Exhibit J.

     Section 7.09. Cancellation of Related Party Agreements. Except as contemplated by any of the Transaction Documents, all Related Party Agreements shall be cancelled as of the Closing Date; provided that no Related Party Agreement by and between the Company or any Subsidiary, on the one hand, and the Company or any Subsidiary, on the other hand, shall be cancelled pursuant hereto.

     Section 7.10. Intercompany Accounts. Except as contemplated by any of the Transaction Documents, (1) all intercompany accounts payable by Parent or any of its Affiliates, on the one hand, to the Company or any of the Subsidiaries, on the other hand, shall, immediately prior to the Closing, be distributed by the Company to Parent as a dividend, and (2) all intercompany accounts payable by the Company or any of the Subsidiaries, on the one hand, to Parent or any of its Affiliates, on the other hand, shall, immediately prior to Closing, be contributed by Parent to the capital of the Company.

     Section 7.11. Amendment to Database Marketing Agreement. With respect to the Database Marketing Agreement, the parties agree as follows: (1) upon the request of Buyer and subject to the written approval of ADS, Parent shall enter into an amendment to the Database Marketing Agreement such that the Company shall no longer be involved in any manner in the matters addressed by or have any obligations (other than obligations arising prior to the effective date of such amendment) under the Database Marketing Agreement and all proprietary information of the Company or the Subsidiaries generated under or utilized in connection with the Database Marketing Agreement (including all data and other

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information maintained by ADS under the Database Marketing Agreement that was generated from, or which relates to, (A) any of the Company's or any of the Subsidiaries' customers (including any credit card holders of the Company or any of the Subsidiaries), to the extent generated from the conduct of the business or operation of the Company or any of the Subsidiaries and not from the conduct of the business or operation of Parent or any of its other Affiliates), or (B) any transactions of or with the Company or any of the Subsidiaries) (collectively, "Company Proprietary Information") shall be delivered to the Company; and (2) until the Database Marketing Agreement is amended as contemplated by clause (1) or the expiration of the Database Marketing Agreement, (x) Parent shall pass through and the Company and the Subsidiaries shall have the right to receive the rights under and benefits of the Database Marketing Agreement that the Company had or received prior to the Closing (but only insofar relating to the Company Proprietary Information), (y) the Company shall pay to ADS the flat fee allocated under the ADS Marketing Agreement to the Company or any of the Subsidiaries in consideration for the benefits provided to the Company and the Subsidiaries thereunder, and (z) except as set forth below in this Section, no Company Proprietary Information shall be accessed or used by Parent or any of its Affiliates in any manner in connection with any business or operation of Parent or any of its Affiliates. The Company and the Subsidiaries may keep and continue to use after the execution of this Agreement all copies, extracts, printouts and other documents that have been generated under or utilized in connection with the Database Marketing Agreement ("Documents") within the possession of the Company or any of the Subsidiaries prior to the execution of this Agreement that encompass or include any proprietary information of Parent or any of its Affiliates, and Parent and its Affiliates may keep and continue to use after the execution of this Agreement all Documents within the possession of Parent or any of its Affiliates prior to the execution of this Agreement that encompass or include any Company Proprietary Information.

     Section 7.12. Company Websites. Parent and Seller acknowledge and agree that prior to the date of this Agreement, Parent has performed, or arranged for the performance of, certain development work for the Company in connection with certain internet websites or portion(s) thereof currently owned and operated by the Company and the Subsidiaries, or owned and operated by Parent or one of its subsidiaries exclusively on behalf of the Company and the Subsidiaries (collectively, "Company Websites"). Effective as of the Closing Date, Parent hereby grants, assigns and transfers to the Company (x) all content that is incorporated into or used in any Company Website prior to the Closing Date, and
(y) all other Intellectual Property which is owned by Parent and was created by, or on behalf of, Parent, for exclusive use in connection with any Company Websites (which Company Websites are exclusively related to the Company or the Subsidiaries) prior to the Closing Date and which is incorporated into or used in the Company Websites prior to the Closing Date. Effective as of the Closing Date, to the extent that any Intellectual Property used in the Company Websites is not owned by Parent, or is not used exclusively in the Company Websites, Parent hereby grants to the Company a perpetual, nonexclusive, royalty-free, irrevocable,

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fully transferable license to use any such Intellectual Property (which Parent has the right to license) which is incorporated into or used in the Company Websites prior to the Closing Date. Upon the Company's request, Parent shall confirm the foregoing assignment by execution and delivery of such further assignments, confirmations or other written instruments as the Company may reasonably request.

     Section 7.13. Retained Landlord Claims. It is further understood and agreed that (i) effective at Closing, the Company and the Subsidiaries shall assign to Parent all of their rights to pursue claims for overpayments in respect of any of the Leases to the extent, but only to the extent, such overpayments relate to payments made prior to the Closing in respect of periods prior to the Closing (the "Retained Landlord Claims") and (ii) at and after the Closing, the Company and the Subsidiaries shall execute such additional written assignments or other agreements as Parent shall reasonably request to implement or evidence the assignment of the Retained Landlord Claims. Without limiting the generality of the foregoing, it is understood and agreed that Parent (i) at its expense, shall control the pursuit of any and all Retained Landlord Claims and shall be entitled to pursue and control the prosecution of litigation or similar proceedings in respect of any such Claim and (ii) shall be entitled to all proceeds, awards, judgments and settlements in respect of any Retained Landlord Claims; provided that if, in connection with the pursuit of a Retained Landlord Claim, it is determined that rent, additional rent or percentage rent (however characterized) due and payable prior to the Closing in respect of the relevant lease was not paid in full prior to the Closing (a "Delinquent Payment"), Parent shall be responsible for such Delinquent Payment.

     Section 7.14. Retained Owned Real Property.

     (a) Prior to the Closing, Seller shall cause the property located at 6107-6109 Penn Avenue, Pittsburgh, Pennsylvania and to be transferred by quitclaim deed from Lerner New York, Inc. to Seller or one of its Affiliates (the "Retained Owned Real Property").

     (b) Prior to the Closing, Seller shall cause the store leases described in the Retained Leases Assignment and Assumption Agreement to be assigned from Lerner New York, Inc. to Parent pursuant to that certain Retained Leases Assignment and Assumption Agreement in the form attached hereto as Exhibit K.

                                    ARTICLE 8
                                   Tax Matters

     Section 8.01. Tax Representations. Parent and Seller represent and warrant to Buyer as of the date hereof and as of the Closing that, except as set forth in the Balance Sheet (including the notes thereto) or in Section 8.01 of the Disclosure Schedule, (1) all Tax returns, statements, reports and forms (collectively, "Returns") that are material and have been or are required to be

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filed with any Taxing Authority by, or with respect to, the Company or any
Subsidiary on or before the Closing Date (taking into account any duly obtained extensions) have been, or will be, timely filed, (2) the Company and the Subsidiaries (or, in the case of a Return of a Limited Tax Group, Parent) have timely paid all Taxes shown as due and payable on the Returns that have been filed, and all material Taxes due and owing on or prior to the Closing Date (whether or not reflected on a Return) have been, or will be, timely paid, (3) the Returns that have been filed are accurate and complete in all material respects, (4) the charges and accruals for Taxes with respect to the Company and the Subsidiaries reflected on the books of the Company and the Subsidiaries are adequate to cover material Tax liabilities accruing through the end of the last period for which the Company and the Subsidiaries ordinarily record items on their respective books, (5) there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to the Company or any Subsidiary in respect of any material Tax or any escheat liability, (6) there are no material liens or security interests on any of the assets of the Company or any Subsidiary, in each case that arose in connection with any failure (or alleged failure) to pay any Tax when due and payable, (7) the Company and the Subsidiaries have withheld and paid in all material respects all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, (8) the Company and the Subsidiaries have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and (9) Seller is not and will not be on the Closing Date a foreign person within the meaning of Section 1445 of the Code.

     Section 8.02. Tax Covenants. Buyer and Parent agree to make a timely, effective and irrevocable election under Section 338(h)(10) of the Code and under any comparable statutes in any other jurisdiction with respect to the Company and each of its corporate Subsidiaries (all such elections, collectively, the "Section 338(h)(10) Election"), and to file such election in accordance with applicable regulations. Immediately following an agreement on the Price Allocation (as defined below), Parent shall deliver to Buyer two executed Internal Revenue Service Forms 8023 with respect to the Company and its corporate Subsidiaries. The Section 338(h)(10) Election shall properly reflect the Price Allocation. Buyer shall use commercially reasonable efforts to deliver to Parent within 90 days after the Closing Date, but in any event within 120 days after the Closing Date, a statement (the "Allocation Statement") allocating the ADSP (as such term is defined in Treasury Regulations Section 1.338-4) of the assets of the Company and the Subsidiaries in accordance with the Treasury regulations promulgated under Section 338(h)(10). In the event that Parent and Seller transfer assets to Buyer under Section 5.11, the Allocation Statement and Price Allocation will include an allocation to each such asset. If within 30 days after receipt of the Allocation Statement Parent notifies Buyer in writing that in Parent's judgment, the allocation of one or more items reflected in the Allocation Statement is not a reasonable allocation, Buyer and Parent will use their reasonable best efforts to resolve such dispute. If Buyer and Parent fail to resolve

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

such dispute within 30 days, then: (1) Buyer and Parent within five days after such 30-day period expires shall select a nationally recognized accounting firm which is reasonably acceptable to Buyer and Parent and which has no material relationship with Buyer or Parent (the "Accounting Referee"); (2) the Accounting Referee shall determine whether the allocation was reasonable and, if not reasonable, shall appropriately revise the Allocation Statement; and (3) the costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Parent. If Parent does not respond within 30 days, or upon resolution of the disputed items, the allocation reflected on the Allocation Statement (as such may have been adjusted) shall be the "Price Allocation" and shall be binding on the parties hereto. Parent and Buyer agree to act, and to cause their respective Affiliates to act, in accordance with the Price Allocation in the preparation, filing and audit of any Return.

     (b) Buyer covenants that it will not and will not cause or permit the Company, any Subsidiary or any Affiliate of Buyer to (1) take any action on the Closing Date other than in the ordinary course of business (except, for the avoidance of doubt, that the parties will make the Section 338(h)(10) Election as provided herein), including the distribution of any dividend or the effectuation of any redemption, that could give rise to any increased Tax liability or reduce any Tax Asset of Parent, Seller, or any other member of a Limited Tax Group or (2) make (other than the Section 338(h)(10) Election) or change any Tax election or amend any Return that results in any material increase in any Tax liability, or any material reduction of any Tax Asset, of Parent, Seller or any other member of a Limited Tax Group with respect to a Pre-Closing Tax Period. Buyer covenants that it will not undertake any liquidation or merger or otherwise cease the corporate existence of Buyer in a manner that would cause the Section 338(h)(10) Election to be invalid. Parent covenants that it will not take any action that, or fail to take any action the omission of which, would cause the Section 338(h)(10) Election to be invalid. Notwithstanding anything to the contrary in this Agreement, Buyer may make or change any election, amend any Return or take any Tax position on any Return, take any action, omit to take any action, or enter into any transaction, merger or restructuring if, and to the extent that, Buyer determines in good faith that such election, change, amendment, position, action, omission, or entering is required by any law, rule or regulation. Buyer agrees that Parent and its Affiliates are to have no liability for (1) any Tax resulting from any action referred to in the first or second sentence of this Section 8.02(b) of the Company, any Subsidiary, Buyer or any Affiliate of Buyer (except to the extent that such Tax results from any action referred to in the fourth sentence of this
Section 8.02(b)) or resulting from any other breach by Buyer or any of its Affiliates (including, after the Closing, the Company and the Subsidiaries) of their obligations under this Article 8, (2) any Tax imposed on the Company or any Subsidiary for any period or portion thereof beginning after the Closing Date that is not subject to Parent's indemnification obligation under Section 8.04(a) or 11.02 and (3) any liabilities, costs, expenses (including reasonable expenses of investigation and attorney's fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment

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

or assertion of any such Tax, and Buyer agrees to indemnify and hold harmless Parent and its Affiliates against any amount described in the immediately preceding clauses (1), (2) or (3). Parent agrees to give prompt notice to Buyer of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought under this Section 8.02(b). Buyer shall not be liable under this Section 8.02(b) for any amount arising out of a contest or proceeding of which Buyer was not notified as required under this
Section 8.02(b) to the extent that the failure to so notify Buyer materially prejudiced Buyer. To the extent that a suit, action, or proceeding in respect of which indemnity may be sought under this Section 8.02(b) is brought against Parent, Seller or any of their Affiliates (not including the Company, any of the Subsidiaries, Buyer or any Affiliate of Buyer), then Buyer may participate in any such suit, action or proceeding at its own expense and the parties hereto shall cooperate in the defense or prosecution thereof; provided, however, that if such suit, action or proceeding is brought in respect of a Limited Tax Group, Parent will have sole control of the conduct thereof. To the extent that such suit, action, or proceeding is brought against the Company, any of the Subsidiaries, Buyer, or any Affiliate of Buyer (but not Parent, Seller or their Affiliates), then Parent may participate in any such suit, action, or proceeding at its own expense and the parties hereto shall cooperate in the defense or prosecution thereof; provided, however, that, subject to Section 8.04(d), Buyer will have sole control of the conduct thereof.

     (c) Parent shall prepare (in a manner that complies with its obligations under Section 8.02(a)) and timely file (1) all Returns of any Limited Tax Group including the Company or any Subsidiary for all Tax periods and (2) all separate Returns required to be filed by the Company or any Subsidiary for Pre-Closing Tax Periods (other than those that are part of Straddle Periods). Buyer shall, and shall cause its Affiliates, the Company and the Subsidiaries of the Company to provide, with reasonable promptness in accordance with past practice, any information and records reasonably requested by Parent for purposes of preparing the Returns of the Limited Tax Group. Buyer and its Affiliates (including, after the Closing, the Company and the Subsidiaries) hereby authorize and appoint as their agent Parent (and any other person it may designate) to complete and file on their behalf the Returns specified in this Section 8.02(c), and they shall take such further actions as Parent reasonably requests to evidence such authority (including executing powers of attorney). In the event that Parent pays a Taxing Authority an Operational Tax for a Pre-Closing Tax Period that is actually included as a liability in Final Closing Net Working Capital, Buyer will reimburse Parent for such amount promptly upon receipt of written notice of such payment from Parent (accompanied by reasonable corroborating documentation from Parent) stating that such a payment has been made; provided, however, that the cumulative amount of any such payments by Buyer and any reduction in Parent's obligations under Section 8.02(d) shall not exceed (x) the aggregate amount of the Operational Tax liabilities actually included in the calculation of Final Closing Net Working Capital minus (y) any amounts paid or payable by Buyer, or by the Company or the Subsidiaries on or after the Closing Date, to a Taxing Authority of Operational Tax in respect of any Pre-Closing Tax Period.

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     (d) Buyer shall (1) prepare and timely file all separate Returns required to be filed by the Company or any Subsidiary for Straddle Periods, (2) prepare such Returns in a manner consistent with past practice and without a change of any election or any accounting method, except to the extent that Buyer determines in good faith that a change in any such practice, election or method is required by any law, rule or regulation and (3) submit to Parent such Returns (together with any accompanying schedules, statements and, to the extent requested by Parent, supporting documentation) at least 30 days prior to the due date (including extensions) for such Return. Parent shall have the right, at Parent's expense, to review all work papers and procedures used to prepare any such Return. If Parent, within 10 days (15 days in the case of income tax returns) after delivery of any such Return, notifies Buyer in writing that it objects to any items in such Return, the disputed items shall be resolved by the parties (within a reasonable time, taking into account the deadline for filing such Return). Upon resolution of all such items, the relevant Return shall be adjusted to reflect such resolution and shall be binding upon the parties without further adjustment. Parent shall promptly pay to Buyer an amount equal to the Tax that is allocable or related to the portion of the Straddle Period ending at the end of the Closing Date, as calculated under the principles set forth in Section 8.04 ("Pre-Closing Straddle Tax"), except that, in the case of an Operational Tax, the cumulative amount payable by the Parent under this
Section 8.02(d) shall be reduced by (A) the aggregate amount of Operational Tax liabilities actually included in the calculation of Final Closing Net Working Capital minus (B) the sum of the amounts paid or payable to Parent by Buyer under Section 8.02(c) and any amounts paid or payable by Buyer, or by the Company or the Subsidiaries on or after the Closing Date, to a Taxing Authority of Operational Tax in respect of any Pre-Closing Tax Period as described in
Section 8.02(c). Any payment by Parent pursuant to this Section shall be made not later than 30 days after receipt by Parent of written notice from Buyer (accompanied by reasonable, corroborating documentation) stating that an amount is due under this Section 8.02(d).

     (e) Buyer shall promptly pay or cause to be paid to Parent all refunds of Taxes and interest thereon received by Buyer, any Affiliate of Buyer, the Company or any Subsidiary of the Company from a Taxing Authority that are attributable to Taxes paid by Parent, Seller, the Company or any Subsidiary of the Company (or any predecessor or Affiliate of Parent) with respect to any Pre-Closing Tax Period to the extent that any such amounts were not included in Final Closing Net Working Capital. Any refunds of Tax attributable to the Company or any Subsidiary and not described in the preceding sentence shall be for the account of the Company or such Subsidiary, and if Parent or any Affiliate receives any such refund (or interest thereon), it shall promptly remit the same to Buyer. If, in lieu of receiving a refund for Taxes with respect to a Pre-Closing Tax Period, Buyer is required by a Taxing Authority or elects to reduce a Tax liability or increase a Tax Asset, Buyer shall pay or cause to be paid to Parent the amount of such reduction or increase, and such amount will be payable at such time when, on a cash basis, Buyer benefits from such reduction or increase.

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     (f) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax) (all such Taxes, "Transfer Taxes") shall be paid by the party having liability therefor under applicable Law (or, if both Buyer or one of its Affiliates, on the one hand, and Parent or one of its Affiliates, on the other hand, have liability under applicable Law, then 50% of such Tax shall be paid by Buyer and the remaining 50% shall be paid by Parent), and such party (or, in the case of Taxes paid by both Buyer and Parent, both parties) will file all necessary Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Returns and other documentation; provided that Buyer, on one hand, and Parent, on the other hand, will each bear 50% of the economic burden of any Transfer Tax and of the expenses of preparing and filing all necessary Transfer Tax Returns and other documentation, and Parent and Buyer shall make all such payments to one another as are necessary to achieve such allocation of such economic burden; provided further that a reasonable period of time in advance of paying any Transfer Tax or filing any related Return or other documentation, the parties will consult with one another in good faith in order to agree whether the payment of such Transfer Tax or filing of such Return or other documentation is required under applicable Law. The provisions of this Section 8.02(f), and no other provision (including Section 8.04), will govern the allocation between the parties of the economic burden of Transfer Taxes, except to the extent provided in Section 8.04(a)(5).

     Section 8.03. Tax Sharing. (a) Any and all Tax sharing, Tax indemnity or Tax allocation agreements or arrangements between the Company or any Subsidiary of the Company on the one hand and Parent, any Affiliate of Parent or any other member of any Limited Tax Group on the other hand shall be terminated on the day before the Closing Date. After such date neither the Company, any Subsidiary of the Company, Parent nor any Affiliate of Parent shall have any further rights or liabilities thereunder.

     (b) Parent shall file Returns claiming (1) the tax deductions for compensation expense attributable to the exercise of options to purchase Parent's common stock or the vesting of Parent's restricted stock; or (2) any other similar compensation-related tax deductions that relate to Parent's stock, except with respect to any such stock contributed at any time to the Savings and Retirement Plan on behalf of Covered Employees (as such terms are defined in Article 9). The Returns of the Limited Tax Group and Buyer and its Affiliates (including, after the Closing, the Company and the Subsidiaries) shall reflect the entitlement of the Limited Tax Group to such deductions. Buyer and its Affiliates (including, following the Closing Date, the Company and the Subsidiaries) shall not claim the deductions described in clause (1) or clause
(2) of this Section 8.03(b) .

     Section 8.04. Indemnification by Parent. Parent and Seller jointly and severally hereby indemnify Buyer and its Affiliates (which Affiliates shall

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include the Company and the Subsidiaries) against and agree to hold them harmless from any (1) Tax of the Company or any Subsidiary of the Company described in clause (1) of the definition of Tax that relates to a Pre-Closing Tax Period, (2) Tax described in clause (2) of the definition of Tax (including any such Tax under Treasury regulation Section 1.1502-6 or similar provisions of state or local law), (3) Tax of the Company or any Subsidiary of the Company described in clause (3) of the definition of Tax to the extent that the obligation to indemnify was entered into, or the assumption of, or succession to, liability, occurred, prior to the Closing, (4) Tax resulting from the
Section 338(h)(10) Election (other than Transfer Taxes and Operational Taxes, which are the subject of Clause (5)), (5) notwithstanding anything in Section 8.02(f) to the contrary, Transfer Taxes and Operational Taxes to the extent that the amount of those Taxes incurred exceeds the amount of Transfer Taxes and Operational Taxes that would have been incurred if the Section 338(h)(10) Election had not been made, (6) Tax that results from any breach by Parent or any of its Affiliates of their obligations under this Article 8 (other than Section 8.01) and (7) liabilities, costs and expenses (including reasonable expenses of investigation and attorneys' fees and expenses) arising out of or incident to the imposition, assessment or assertion of any Tax described in the immediately preceding clauses (1), (2), (3), (4), (5) or (6), including those liabilities, costs and expenses incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, in each case incurred or suffered by Buyer, any of its Affiliates or, effective upon the Closing, the Company or any Subsidiary (the sum of (1), (2), (3), (4), (5), (6) and (7) being referred to as a "Tax Loss"); provided that Parent shall be obligated to make payments to Buyer in respect of an Operational Tax pursuant to Section 8.04(a)(1) only to the extent that the cumulative amount that would otherwise be payable by Parent pursuant to Section 8.04(a)(1) in respect thereof (notwithstanding this proviso) is greater than the excess of (x) the aggregate amount of Operational Tax liabilities actually included in the calculation of Final Closing Net Working Capital minus (y) the sum of any payments made by or payable by Buyer, or by the Company or the Subsidiaries after the Closing Date, to Parent under Section 8.02(c) or to a Taxing Authority under Section 8.02(d) in respect of any Operational Tax for any Pre-Closing Tax Period. For the avoidance of doubt, the indemnities of Parent contained in this Section 8.04 shall not be subject to any of the limitations contained in Section 11.02.

     (b) For purposes of this Section 8.04 (and, to the extent applicable, Section 8.02(d)), in the case of any Tax, that is payable for a Straddle Period, the portion of such Tax related to the portion of such Straddle Period ending at the end of the Closing Date shall (x) in the case of any Tax that is based on or related to income, be deemed equal to the amount which would be payable if the relevant period ended at the end of the Closing Date, (y) in the case of any Tax that is a sales or use tax, be determined based on a closing of the books, and
(z) in the case of any other Tax, be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days during the Straddle Period that are on or before the Closing Date and the

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denominator of which is the number of days in the Straddle Period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner that is consistent with the Section 338(h)(10) Election and with the prior practice of the Company and the Subsidiaries.

     (c) Any payment by Parent pursuant to this Section 8.04 shall be made not later than 30 days after receipt by Parent of written notice from Buyer (accompanied by reasonable, corroborating documentation) stating that any Tax Loss has been paid by Buyer, any of its Affiliates or former Affiliates or, effective upon the Closing, the Company or any Subsidiary of the Company and the amount thereof and of the indemnity payment requested.

     (d) If any claim or demand for Taxes in respect of which indemnity may be sought pursuant to this Section 8.04 is asserted against Buyer, any of its Affiliates or, effective upon the Closing, the Company or any Subsidiary of the Company, Buyer shall notify Parent of such claim or demand within 10 days of receipt thereof, or such earlier time that would allow Parent to timely respond to such claim or demand, and shall give Parent such information with respect thereto as Parent may reasonably request. Parent may discharge, at any time, its indemnification obligation under this Section 8.04 by paying to Buyer the amount of the applicable Tax Loss, calculated on the date of such payment or, if greater, as of the first day on which full payment may be made to the applicable Taxing Authority in connection with a Final Determination in a manner that holds Buyer and its Affiliates harmless. Parent may, at its own expense, participate in and, upon notice to Buyer, assume the defense of any such claim, suit, action, litigation or proceeding (including any Tax audit); provided that in the case of federal or state income Taxes of a Limited Tax Group, Parent shall assume the defense of any such claim, suit, action, litigation, or proceeding (including any Tax audit). If Parent assumes such defense, Parent shall be entitled to control the claim, suit, action, litigation or proceeding (including any Tax audit), but shall not settle, resolve, admit or conclude any item in such claim, suit, action, litigation or proceeding (including any Tax audit) in a manner that could legally bind with adverse effect Buyer, the Company or their Affiliates with respect to any Tax period or portion thereof that begins on or following the Closing Date. Without limiting the foregoing, Parent shall not agree to adjust an item of the Company or the Subsidiaries for a Pre-Closing Tax Period to the extent such adjustment would require an adjustment to an item of the Company or the Subsidiaries in any Tax period beginning on or following the Closing Date that could reasonably be expected to result in an increase in the Tax liability of Buyer, the Company or their Affiliates with respect to such Tax period. Buyer shall have the right (but not the duty) to participate in the conduct thereof and to employ counsel, at its own expense, separate from the counsel employed by Parent. Whether or not Parent chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Parent shall not be liable under this Section 8.04 for any amount arising out of a contest or proceeding of which Parent was not notified as required under this Section 8.04(d) to the extent that the failure to so notify Parent materially prejudiced Parent.

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     (e) Any amount paid to or by Parent or Seller under Article 8 or Article 11 will be treated as an adjustment to the Purchase Price unless a Final Determination causes any such amount not to constitute an adjustment to the Purchase Price for federal Tax purposes. In such event, Buyer, Parent or Seller, as the case may be, shall pay an amount that reflects the hypothetical Tax consequences of the receipt or accrual of such payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to the recipient of such payment for the relevant year, reflecting for example, the effect of deductions available for interest paid or accrued and Taxes such as state and local income Taxes.

                                    ARTICLE 9
                                Employee Benefits

     Section 9.01. Employee Benefits. The following terms, as used herein, having the following meanings:

     "Benefit Arrangement" means each employment, severance, continuation pay, termination pay, layoff, or other similar written contract, arrangement or policy and each written plan or arrangement providing for health, medical, life or other welfare benefit insurance coverage (including any insured, self-insured or other arrangements), disability benefits, supplemental unemployment benefits, holiday, dependent care assistance, education or vacation benefits, retirement benefits or deferred compensation, profit-sharing, bonuses, stock options, stock purchase, stock appreciation or other material benefits or forms of compensation or post-retirement insurance or benefits which (1) is not an Employee Plan, (2) is or has been entered into, maintained, administered or contributed to, as the case may be, by Parent, any of its Affiliates, the Company or any Subsidiary and
(3) covers any Company Employee.

     "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and any similar state Laws.

     "Company Employee" means each individual who is a current or former employee of the Company or any Subsidiary, and each employee of Parent or Seller listed on Section 9.03(a)(i) of the Disclosure Schedule.

     "Employee Plan" means each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, which (1) is subject to any provision of ERISA, (2) is or has been entered into, maintained, administered or contributed to, as the case may be, by Parent, any of its Affiliates or the Company or any Subsidiary and (3) covers any Company Employee.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

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     "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

     "Lerner Plan" means the Pension Plan of Local 1102 Pension Fund (Lerner Employees) as Amended and Restated Effective January 1, 1997 (Including Amendments through November 20, 2001).

     (b) Each of the following terms is defined in the Section set forth opposite such term:

Term                            Section
----                            -------
ABO                              9.05
Buyer's Welfare Benefit Plans    9.03
Covered Employee                 9.03
Defined Benefit Plan             9.02
Multiemployer Plan               9.02
New Plan                         9.05
Plan Assets                      9.05
Returned Employee                9.03
Savings and Retirement Plan      9.04
Seller Investments               9.04
Short-Term Inactive Employees    9.03
SRP                              9.05
SRP Participants                 9.05
Successor Plan                   9.04
Successor Plan Parties           9.04

     Section 9.02. ERISA Representations. Parent and Seller represent and warrant to Buyer that:

     (a) Section 9.02(a) of the Disclosure Schedule sets forth an accurate and complete list of each Employee Plan which does not include the arrangement described in Section 9.02(a)-1 of the Disclosure Schedule. With respect to each such Employee Plan, Parent has furnished to Buyer an accurate and complete copy of the plan document and any associated trust agreement, the most current summary plan description (and any summary of material modifications thereto), the most recently filed Form 5500 (and any schedules attached thereto), and the most recent Internal Revenue Service determination letter, as applicable, of each such Employee Plan. Except with respect to the arrangement set forth on
Section 9.02(a)-1 of the Disclosure Schedule, each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including ERISA and the Code, and any applicable collective bargaining agreement.

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     (b) Section 9.02(b) of the Disclosure Schedule sets forth each Benefit
Arrangement. Parent has furnished to Buyer accurate and complete copies of each such Benefit Arrangement and the most current summary (if any) distributed to Company Employees of each such Benefit Arrangement. Except with respect to the arrangement set forth on Section 9.02(a)-1 of the Disclosure Schedule, each Benefit Arrangement has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable Laws and any applicable collective bargaining agreement.

     (c) The Internal Revenue Service has issued a favorable determination letter with respect to each Employee Plan that is intended to qualify under
Section 401(a) of the Code, and, to the Knowledge of Parent and Seller, except with respect to the arrangement set forth on Section 9.02(a)-1 of the Disclosure Schedule, no event has occurred after the date of such letter that would cause or could reasonably be expected to cause the disqualification of such Employee Plan.

     (d) Except as set forth on Section 9.02(d) or with respect to the arrangement set forth on Section 9.02(a)-1 of the Disclosure Schedule, none of Parent or any ERISA Affiliate of Parent, the Company or any Subsidiary has within the past six years made any contributions (or has been obligated to make any contributions) to a "Multiemployer Plan," as defined in Section 3(37) of ERISA or to a "Defined Benefit Plan," as defined in Section 3(35) of ERISA. None of Parent or any ERISA Affiliate of Parent, the Company or any Subsidiary has any liability with respect to a Multiemployer Plan or a Defined Benefit Plan that has not been satisfied in full prior to the Closing Date (other than contributions or premium payments not yet due), and none of Parent or any ERISA Affiliate of Parent, the Company or any Subsidiary is bound by any contract or agreement or has any obligation or liability under Section 4204 of ERISA.

     (e) There are no Employee Plans or Benefit Arrangements that provide (or will provide) medical, life insurance, death benefits or any other welfare-type benefits with respect to former employees (including retirees and dependents of former employees and retirees) of the Company or any Subsidiary, other than benefits that are required to be provided pursuant to COBRA.

     (f) The consummation of the transactions contemplated by this Agreement will not, separately or together, (1) except as set forth on Section 9.02(f) of the Disclosure Schedule, entitle any Company Employee to receive from Parent, the Company or any Subsidiary severance pay, unemployment compensation, or any other payment, or (2) accelerate the time of payment or vesting of, or increase the amount of, compensation due from Parent, the Company or any Subsidiary to any such Company Employee or director of the Company or any Subsidiary.

     (g) Except as set forth on Section 9.02(g) of the Disclosure Schedule, there are no material actions, suits or claims (other than routine claims for

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benefits) pending or, to the Knowledge of Parent and Seller, threatened against any Employee Plan or Benefit Arrangement or any assets of an Employee Plan or Benefit Arrangement.

     (h) Except with respect to the arrangement set forth on Section 9.02(a)-1 of the Disclosure Schedule, all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each Employee Plan or Benefit Arrangement (as applicable) which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), and all contributions for any period ending on or prior to the Closing Date which are not yet due have been made or will be made to such Employee Plan or Benefit Arrangement. All premiums or other payments required to be paid for all periods ending on or before the Closing Date have been paid or will be paid with respect to each Employee Plan or Benefit Arrangement (as applicable) that is an "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA).

     (i) To the Knowledge of Parent and Seller, with respect to any Employee Plan, Benefit Arrangement, or any other employee benefit plan (within the meaning of Section 3(3) of ERISA) that Parent or any ERISA Affiliate of Parent maintains, to which any of them contributes or has any obligation to contribute, or with respect to which any of them has any liability or potential liability, except with respect to the arrangement described in Section 9.02(a)-1 of the Disclosure Schedule there have been no "prohibited transactions" (within the meaning of Section 406 of ERISA and Section 4975 of the Code), and no "fiduciary" (within the meaning of Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of any Employee Plan or Benefit Arrangement.

     (j) Parent and each ERISA Affiliate of Parent have complied in all material respects with the requirements of COBRA.

     Section 9.03. Welfare Plans Following the Closing. (i) Effective upon the Closing or at the end of the transition service period for employee benefits set forth in Schedule I of the Services Agreement, Buyer shall provide the Covered Employees with coverage under the applicable employee welfare benefit plans (as defined in Section 3(l) of ERISA) sponsored by Buyer (collectively called "Buyer's Welfare Benefit Plans"). For purposes of this Agreement, a "Covered Employee" means each individual who is employed by the Company or the Subsidiaries on the Closing Date and each individual listed on Section 9.03(a)(i) of the Disclosure Schedule. (ii) Notwithstanding the foregoing, individuals who are employed by the Company or any Subsidiary immediately prior to the Closing but who commenced a disability leave prior to the 270-day period ending on the Closing Date shall not be deemed "Covered Employees" for any purpose under this Agreement and shall continue to receive or be eligible to receive the long-term disability benefits (and any other employee benefits to

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which they may be entitled) from Parent at the sole cost and expense of Parent.
Individuals who are employed by the Company or any Subsidiary immediately prior to the Closing but who commenced a disability leave within the 270-day period ending on the Closing Date, or who on the Closing Date are on short-term disability leave (collectively, "Short-Term Inactive Employees") shall, subject to the following provisions, be deemed employees of the Company and, with the full cooperation of Parent, the Company shall make available to Short-Term Inactive Employees such disability benefits as they were receiving immediately prior to the Closing Date; provided that Parent shall be solely responsible for procuring long-term disability coverage for any Short-Term Inactive Employee who is or becomes eligible therefore. Those Short-Term Inactive Employees who are able to return, and do in fact present themselves to the Company seeking to return, to active employment with the Company or any Subsidiary within 270 days following the commencement of any disability leave will become Covered Employees (such Short-Term Inactive Employees, collectively, "Returned Employees") for all purposes of this Article 9 effective on the date of such return. The Company shall provide to Parent the name of each Returned Employee promptly following the date such Returned Employee returns to work. In consideration of the foregoing, Parent shall be solely responsible for payment of that portion of the actual cost of salary continuation expenses, separation payments, disability benefits and health care benefits paid or made available by the Company to Short-Term Inactive Employees during the period commencing on the Closing Date through such 270-day period in an amount which is equal to the sum of (x) and
(y), where (x) is the amount by which such costs exceed $250,000 in the aggregate for all Returned Employees and (y) is the amount of such costs for all Short-Term Inactive Employees who do not become Returned Employees. Parent shall also be solely responsible for all costs and expenses related to any disability benefit payment that any Short-Term Inactive Employee or Covered Employee is entitled to receive for any period prior to the Closing Date. All costs incurred with respect to the Short-Term Inactive Employees shall be initially paid by Parent, provided that Parent shall be entitled to reimbursement from the Company of such costs incurred on or after the Closing Date with respect to a Returned Employee (to the extent such costs do not exceed $250,000 in the aggregate for all Returned Employees) upon submission of an invoice to the Company following the return to employment with the Company of such Returned Employee. In addition, following the expiration of the 270-day period described above, Parent shall be solely responsible and shall bear all costs and expenses for any employee benefits and payments to which any Short-Term Inactive Employees who do not become Returned Employees may be entitled. Covered Employees shall be eligible to participate in Buyer's Welfare Benefit Plans on any such return subject to Buyer's right to modify or eliminate any employee benefit plan or program maintained by it at any time.

     (b) Buyer shall credit the Covered Employees for service with Seller and its Affiliates and the Company and Subsidiaries prior to the Closing Date for purposes of eligibility to participate in, and to receive benefits under, Buyer's Welfare Benefit Plans; provided, however, that such service credit was recognized

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under the analogous welfare benefit plan in which the Covered Employees participated immediately prior to the Closing; provided further that all employees of the Company or any Subsidiary shall be employees at will of the Company or any Subsidiary, and nothing contained in this Section 9.03 or elsewhere in this Agreement shall be construed to prevent the termination of employment of any such employee, any change in the compensation or employee benefits available to any such employee, or the amendment or termination of any particular employee benefit plan to the extent permitted by its terms.

     (c) Buyer covenants that Buyer's Welfare Benefit Plans shall credit each Covered Employee for any coinsurance or deductibles paid prior to the date the Covered Employee becomes a participant in Buyer's Welfare Benefit Plans, if any, with respect to the calendar year in which such participation commences. Such credit shall be given for the purpose of satisfying any applicable coinsurance or deductible requirements under any of Buyer's Welfare Benefit Plans in which the Covered Employee is eligible to participate after the Closing Date.

     (d) Buyer covenants that Buyer's Welfare Benefit Plans shall not treat any transaction contemplated hereby as an event which, in and of itself, would cause the Covered Employees to be subject to any preexisting condition limitation and shall otherwise satisfy the requirements of COBRA (solely with respect to the Covered Employees who experience a qualifying event after the Closing Date).

     (e) INTENTIONALLY OMITTED.

     (f) Parent shall be responsible for all benefits, obligations and liabilities related to the employment or termination of employment of any Covered Employee or any other individual by Parent and its ERISA Affiliates which arise or are attributable to periods prior to the Closing (including all liabilities, costs, claims and other obligations under any Employee Plan or Benefit Arrangement and regardless of when such benefits, obligations and liabilities are reported). For purposes of this Section 9.03(f), (A) a life insurance claim shall be deemed to arise or be attributable to the period prior to the Closing if the death occurs prior to the Closing, (B) disability claim shall be treated in accordance with Section 9.03(a) and (C) all other claims shall be deemed to arise or be attributable to the period prior to the Closing if the services or products (including doctors' services or products, hospital services or products, and pharmacy services or products) that are the subject of the claim are performed, provided or purchased prior to the Closing.

     (g) Notwithstanding any other provision of this Section 9.03, immediately prior to the Closing, Parent shall transfer to the Company each Employee Plan in which only Covered Employees participate immediately prior to the Closing and which is listed on Section 9.03(g) of the Disclosure Schedule.

     (h) The Company's obligations under this Section 9.03 are in addition to the Company's obligations under Section 9.04 and Section 9.05.

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     Section 9.04. Savings and Retirement Plan. (a) On or prior to the Closing
Date or as soon as practicable thereafter, Parent shall cause the trustee of Parent Savings and Retirement Plan (the "Savings and Retirement Plan") to segregate the assets of such Savings and Retirement Plan representing the full account balances of the Covered Employees as of the Closing, make any and all filings and submissions to the appropriate governmental agencies arising in connection with such segregation of assets and make all necessary amendments to such Savings and Retirement Plan and related trust agreement to provide for such segregation of assets and the transfer of assets as described below. The manner in which the account balances of the Covered Employees under the Savings and Retirement Plan are transferred shall not be affected by such segregation of assets.

     (b) Buyer shall designate a tax-qualified defined contribution plan (the "Successor Plan") to accept the transfer of assets as described herein and agree to take all necessary action, if any, to qualify such plan under the applicable provisions of the Code and shall make any and all filings and submissions to the appropriate governmental agencies required to be made by it in connection with the transfer of assets described below. The Successor Plan shall grant each Covered Employee service credit for service prior to Closing for purposes of eligibility and vesting. The Company shall use its commercially reasonable best efforts to establish the Successor Plan effective as of the Closing Date so that Covered Employees shall be eligible to participate in the Successor Plan immediately following the Closing Date. The transfer shall not occur until (1) Buyer shall have provided Parent with a certification from Buyer, with appropriate indemnities, as to such qualified status satisfactory to Parent and
(2) Parent shall have provided to Buyer reciprocal certification and indemnities as to the qualified status of the Savings and Retirement Plan satisfactory to Buyer, both in the form attached as Section 9.04(b) of the Disclosure Schedule. As soon as practicable following the satisfaction of the conditions set forth above, Parent shall cause the trustee of the Savings and Retirement Plan to transfer, in accordance with Section 414(l) of the Code (in the form of cash, shares of Parent or shares of any current or former ERISA Affiliate of Parent that are currently held in the Savings and Retirement Plan for the benefit of Covered Employees, and, to the extent practicable, in the same relative proportions as the account balances of the Covered Employees are invested as of the date of the special valuation conducted in connection with such transfer) the full account balances of Covered Employees under the Savings and Retirement Plan, as well as actual earnings (including any losses or expenses related thereto) attributable to the period from the Closing to the date of transfer described herein, reduced by any necessary benefit or withdrawal payments to or in respect of the Covered Employees occurring during the period from the Closing to the date of transfer described herein, to the appropriate trustee as designated by Buyer under the trust agreement forming a part of the Successor Plan. Notwithstanding any other provision of this Agreement (including this Article 9 and Article 11), Parent and Seller shall indemnify and hold harmless Buyer, the Company, any Subsidiary, their ERISA Affiliates, the Successor Plan and any "fiduciary" (within the meaning of Section 3(21) of ERISA) of the Successor Plan (collectively, the

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"Successor Plan Parties") from and against any and all claims and liabilities related to the in-kind transfer of shares of Parent or shares of any current or former ERISA Affiliate of Parent that are currently held in the Savings and Retirement Plan for the benefit of Covered Employees and all other employer securities (the "Seller Investments") from the Savings and Retirement Plan to the Successor Plan pursuant to this Section 9.04(b) and the continued maintenance of the Seller Investments under the Successor Plan on behalf of Covered Employees after the Closing Date other than claims and liabilities arising from any breach of fiduciary duty arising after the Closing or from any mandatory or Company or trustee-directed liquidation or cash-out of such Seller Investments following the Closing Date; provided that the Successor Plan Parties shall cause the Successor Plan to provide that no contributions to the Successor Plan made on account of time periods commencing after the Closing Date may be invested in the Seller Investments, and that such Seller Investments shall at all times be subject to liquidation at the election of the Successor Plan participant for whose benefit such Seller Investments are transferred in accordance with the terms of the Successor Plan and the reasonable administrative procedures related thereto.

     (c) In consideration for the transfer of assets described herein, Buyer shall, and shall cause the Company to, effective as of the date of transfer described herein, assume all of the obligations of Parent and the Company in respect of the account balances so transferred (exclusive of any portion of such account balances which are paid or otherwise withdrawn prior to the date of transfer described herein) upon or prior to the Closing. Buyer shall cause the Company to make all contributions to the Successor Plan required under the Savings and Retirement Plan in respect of Covered Employees' service with the Company through the Closing Date to the extent the liabilities for such contributions are properly accrued on the Balance Sheet. Buyer shall not assume any other obligations or liabilities arising under or attributable to the Savings and Retirement Plan.

     Section 9.05. Other Employee Plans And Benefit Arrangements. (a) Upon or as soon as practicable following the Closing, Buyer shall, or shall cause the Company to, establish a nonqualified deferred compensation plan ("New Plan") that preserves the vesting and benefit payment provisions of the Limited Brands, Inc. Supplemental Retirement Plan (As Amended and Restated Effective January 1,
2002) (the "SRP") (other than such provisions as are set forth in Section 7.1 of the SRP, which shall apply only to new deferrals made after January 1, 2003) for the individuals whose names and account balances are listed on Section 9.05(a) of the Disclosure Schedule (the "SRP Participants"). Subject to Section 2.03, effective as of the Closing, Buyer shall cause the Company to (1) accept the transfer of participant account balances from the SRP to the New Plan with respect to the SRP Participants in an aggregate amount not to exceed $6.0 million and (2) assume all obligations and liabilities attributable to the period prior to the Closing in respect of such SRP Participants to the extent the amount of such obligations and liabilities does not exceed the sum of (x) $6.0 million and (y) the amount of the Final Closing Excess DC Amount paid to Buyer or its

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Affiliates pursuant to Section 2.03. Section 9.05(a) of the Disclosure Schedule
shall also set forth the following information regarding each Covered Employee who is a participant in the SRP on the Closing Date: the name of the Covered Employee, his/her job title, and the total amount credited to his/her SRP account as of the Closing.

     (b) Except as provided in (a) above, Parent shall assume and retain all obligations and liabilities under the SRP. Prior to the Closing Date, Parent shall take all actions as may be necessary to cause the SRP to be amended to reflect that no Termination of Employment (as defined in the SRP) will occur with respect to any Covered Employee as a result of consummating the transactions contemplated by this Agreement, which such actions shall include causing the amendment to the SRP set forth in Section 9.05(b) of the Disclosure Schedule to become effective prior to the Closing Date; and Parent and Seller hereby agree and acknowledge that Buyer's and the Company's obligations set forth in Section 9.05(a) above shall be contingent upon Parent's performance of its obligations regarding the amendment of the SRP as set forth in this Section 9.05(b).

     (c) From the date hereof until the Closing Date, except as contemplated by the Transaction Documents, to the extent relating to the Company and Subsidiaries or any Covered Employee, Parent and Seller will not, and will cause the Company and Subsidiaries not to, enter into, amend, modify, renew or terminate any Employee Plan or Benefit Arrangement.

     (d) Notwithstanding any other provision of this Agreement (including this Article 9 and Article 11), Parent and Seller shall indemnify and hold harmless Buyer, the Company, any Subsidiary, their ERISA Affiliates and any "fiduciary" (within the meaning of Section 3(21) of ERISA) from and against any and all claims and liabilities relating to (i) the payments to the individuals set forth on Section 9.05(d) of the Disclosure Schedule and (ii) the arrangement described in Section 9.02(a)-1 of the Disclosure Schedule.

     (e) Prior to the Closing Date, Parent shall request and recommend to the Compensation Committee of its Board of Directors that such Committee take all actions as may be necessary to cause all stock options granted to each Covered Employee which are scheduled to vest on or prior to February 6, 2003 to be fully vested on the Closing Date and exercisable for the lesser of (x) 12 months following the Closing Date, and (y) 90 days following such Covered Employee's termination of employment with the Company.

     (f) In the event that the accrued benefit obligation under the Lerner Plan determined by the actuary for the Lerner Plan on an ongoing basis as of November 30, 2002, using the actuarial and other assumptions currently utilized by such actuary in the actuarial valuation being prepared for the 2002 plan year, provided that such assumptions are in accordance with FAS 87 (the "ABO") exceeds the market value of the assets of the Lerner Plan determined as of

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November 30, 2002 (the "Plan Assets"), Parent shall pay to the Company an amount in cash equal to the amount by which the ABO exceeds the Plan Assets.

     Section 9.06. Necessary Action. Parent and Buyer agree to take all action, or cause such action to be taken, which may be necessary in order to effectuate the transactions contemplated by this Article, including adopting any necessary amendments to the Employee Plans and Benefit Arrangements and making all filings and submissions to the appropriate governmental agencies required to be made in connection with the events contemplated by Section 9.04.

     Section 9.07. Indemnification. Buyer hereby indemnifies, and shall cause the Company after the Closing to indemnify, Parent and each of its ERISA Affiliates against and agrees, and shall cause the Company to agree after the Closing, to hold Parent and each of its ERISA Affiliates harmless from any and all Damages that Parent and each of its ERISA Affiliates may incur or suffer as a result of any failure by Buyer and the Company to satisfy and discharge their obligations under this Article. Parent and each of its ERISA Affiliates hereby indemnifies Buyer and the Company and each of their ERISA Affiliates against and agrees to hold Buyer and the Company and each of their ERISA Affiliates harmless from any and all Damages that Buyer and the Company and each of their ERISA Affiliates may incur as a result of any failure by Parent and its ERISA Affiliates to satisfy and discharge their obligations under this Article.

     Section 9.08. Third Party Beneficiaries. No provision of this Article shall create any third party beneficiary rights in any Company Employee (including any beneficiary or dependent thereof) or in any other person.

                                   ARTICLE 10
                              Conditions to Closing

     Section 10.01. Conditions to Obligations of Buyer, Parent and Seller. The obligations of Buyer, Parent and Seller to consummate the Closing are subject to the satisfaction (or, to the extent permitted by Law, waiver by the relevant party) of the following conditions:

     (a) Any applicable waiting period under the HSR Act relating to the transactions contemplated by the Transaction Documents shall have expired or been terminated.

     (b) No provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

     (c) No suit, action, proceeding or investigation shall have been brought or threatened by any Person which is reasonably likely to result in (i) any action which would prevent or materially delay the consummation of the Closing or (ii) an order requiring the Closing, if consummated, to be rescinded.

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     Section 10.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Law, waiver by Buyer) of the following further conditions:

     (a) (1) Parent and Seller shall have performed or complied in all material respects with all of the agreements and covenants required by the Transaction Documents to be performed or complied with by them at or prior to the Closing Date, (2) (A) the representations and warranties of Parent and Seller contained in this Agreement and in any certificate or other writing delivered by Parent or Seller pursuant hereto that are not subject to any qualifications as to materiality or Material Adverse Effect shall be true and correct in all material respects, and (B) the representations and warranties of Parent and Seller contained in this Agreement and in any certificate or writing delivered by Parent or Seller pursuant hereto that contain qualifications as to materiality or Material Adverse Effect shall, disregarding all qualifications and exceptions contained therein as to materiality, be accurate at and as of the Closing Date, as if made at and as of such time, except for any inaccuracies which, individually or in the aggregate, have not had, or would not be reasonably likely to have, a Material Adverse Effect and (3) Buyer shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

     (b) Since the date hereof there shall have been no fact, event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect and Buyer shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

     (c) Buyer, or its Affiliates, shall have obtained at least $10 million of cash proceeds of the financing contemplated by the CFC Commitment Letter. The CFC Commitment Letter shall be in full force and effect.

     (d) Parent and Seller shall have caused the following documents to be executed and delivered to Buyer:

               (i) an opinion of Davis Polk & Wardwell, dated the Closing Date with respect to matters addressed in the first sentence of Section 3.01, Section 3.02, Section 3.03 and the first sentence of Section 3.05(b), in a form reasonably acceptable to Buyer.

               (ii) letters of resignation and release from the directors of the Company and each Subsidiary;

               (iii) such other documents regarding the corporate organization, existence, authorization and similar matters relating to Parent, Seller, the Company or any Subsidiary as Buyer may reasonably request;

               (iv) the Services Agreement;

               (v) the Store Leases Agreement;

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               (vi) the Securityholders Agreement;

               (vii) the Covenant Agreement;

               (viii) the Master Sublease and Master Assignment;

               (ix) (1) Parent shall have executed domain name transfer agreements which transfer the following domain names to the Company: (A) lernerny.us, (B) lernernewyork.us, (C) newyorkandco.net, (D) newyorkandcompany.us, and (E) nyandcompany.us and (2) Melissa Ray shall have executed a domain name transfer agreement which transfers the following domain name to the Company: lernernewyork.tv; and

               (x) Buyer shall have received a statement signed by Parent and Seller conforming with the requirements of Treasury regulation section 1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of Section 1445 of the Code, and such certificate shall be accurate, complete and valid on the Closing Date.

     Section 10.03. Conditions to Obligation of Parent and Seller. The obligation of Parent and Seller to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Law, waiver by Seller) of the following further conditions:

     (a) (1) Buyer shall have performed or complied in all material respects with all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date, (2) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto, disregarding all qualifications and exceptions contained therein as to materiality, shall be accurate at and as of the Closing Date, as if made at and as of such time, except for any inaccuracies which, individually or in the aggregate, have not had, or would not be reasonably likely to have, a Buyer Material Adverse Effect and (3) Parent shall have received a certificate signed by an executive officer of Buyer to the foregoing effect.

     (b) Buyer shall have caused the following documents to be delivered to Parent and Seller:

               (i) an opinion of Kirkland & Ellis, dated the Closing Date with respect to the matters addressed in the first sentence of Section 4.01, Section 4.02, Section 4.03 and Section 4.11, in a form reasonably acceptable to Parent.

               (ii) such other documents regarding the corporate organization, existence, authorization and similar matters relating to Buyer as Parent may reasonably request;

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               (iii) the Services Agreement;

               (iv) the Store Leases Agreement;

               (v) the Securityholders Agreement;

               (vi) the Covenant Agreement; and

               (vii) the Master Sublease and Master Assignment.

     (c) Parent shall be reasonably satisfied that the terms and conditions of the definitive credit facility contemplated by the CFC Commitment Letter and the terms and conditions of the definitive credit facility with Capital Source Finance LLC, if any, do not materially and adversely affect Parent's rights under the Transaction Documents, it being understood that the terms and conditions set forth in the CFC Commitment Letter are acceptable to Parent.

                                   ARTICLE 11
                            Survival; Indemnification

     Section 11.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until eighteen months after the Closing Date; provided that (i) the representations and warranties contained in Sections 3.01, 3.02, 3.05, 3.06, 3.07, 3.12, 3.19, 3.27, 4.01, 4.02, 4.06, 4.08, 4.09, and 4.11 (collectively, the "Special Representations") shall survive indefinitely; (ii) the representations and warranties contained in Section 3.16 shall survive until three years after the Closing Date; and (iii) the representations and warranties contained in Article 8 and Article 9 shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof). The covenants and agreements contained in this Agreement shall survive in accordance with their terms. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

     Section 11.02. Indemnification. Parent and Seller jointly and severally hereby indemnify Buyer, its Affiliates (which Affiliates shall include the Company and the Subsidiaries) and their respective directors, officers, employees and agents ("Buyer Indemnitees") against and agrees to hold each of them harmless from any and all damage, loss, liability, cost, claim, penalty, and expense (including reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding whether involving a Third Party Claim or a Claim solely between the parties hereto) ("Damages") incurred or suffered by any Buyer Indemnitee arising out of or

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relating in any way to (A) any inaccuracy or breach of warranty or breach of covenant or agreement made or to be performed by Parent pursuant to this Agreement (other than representations, warranties, covenants and agreements pursuant to Section 8.02, 8.03 or 8.04, the remedy for which is provided in
Article 8), (B) the Credit Card Litigation, (C) the Retained Litigation Liabilities, (D) any Excluded Deferred Compensation Liability, (E) any Excluded Insurance Liability, (F) any Excluded Escheat Liability, (G) any Excluded Real Property Liability, (H) any liability relating to lifetime annuity payments to former Lerner employees, and (I) any Indebtedness that was due and payable at the Closing but which Parent did not pay and any Indebtedness that has become due and payable; provided that with respect to indemnification by Parent and Seller pursuant to this Section 11.02(a) for breaches of representations and warranties other than any Special Representations, (x) Parent and Seller shall not be liable unless the aggregate amount of Damages exceeds $2.7 million (the "Basket Amount") and then only to the extent of such excess; (y) Parent and Seller shall have no liability for any individual claim for Damages that is less than $25,000 (provided, that with respect to claims for Damages for which any Buyer Indemnitee would be entitled to indemnification hereunder but for the provisions of this clause (y), Buyer shall provide Parent with documentation regarding any such claim and shall be entitled to aggregate the amount of such Damages for purposes of satisfying the Basket Amount in clause (x) of this
Section 11.02(a)) and (z), the joint and several maximum liability of Parent and Seller for all such breaches of representations and warranties (other than the representations and warranties set forth in Sections 3.05 and 3.06) shall not exceed $78.5 million (the "Cap").

     (b) Buyer and the Company jointly and severally hereby indemnify Parent and its Affiliates and their respective directors, officers, employees and agents ("Parent Indemnitees") against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Parent or any of its Affiliates arising out of any breaches of representations and warranties or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement (other than pursuant to Article 8, the remedy for which is provided in Article 8); provided that with respect to indemnification by Buyer for any breaches of representations and warranties other than any Special Representations pursuant to this Section 11.02(b), (x) Buyer shall not be liable unless the aggregate amount of Damages with respect to such breaches by such Person exceeds the Basket Amount and then only to the extent of such excess; (y) the maximum liability of Buyer for all such breaches of representations and warranties shall not exceed the Cap.

     (c) For purposes of determining a party's indemnification obligations for any representations and warranties hereunder, all qualifications of materiality or Material Adverse Effect and all dollar amount thresholds shall be disregarded (except with respect to Section 3.10(i)).

     Section 11.03. Procedures. (a) The party seeking indemnification under
Section 11.02 (the "Indemnified Party") agrees to give prompt notice to the

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party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding ("Claim") in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually adversely prejudiced the Indemnifying Party.

     (b) The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party ("Third Party Claim") and, subject to the limitations set forth in this Section, shall be entitled to control the defense of such Third Party Claim and appoint lead counsel for such defense, in each case at its expense; provided that it has acknowledged responsibility for the defense of such Claim; provided further that Parent shall control the defense of, and appoint the lead counsel in connection with the Credit Card Litigation; any Retained Litigation Liability; any Excluded Deferred Compensation Liability; any Excluded Insurance Liability; any Excluded Real Property Liability; any liability related to lifetime annuity payments to former Lerner employees; any Excluded Escheat Liability and any liability related to Indebtedness for which the Buyer is indemnified pursuant to 11.02(a)(I) so long as the Indemnified Party shall be entitled to participate in such defense. Notwithstanding the foregoing, in any litigation or proceeding of which Parent shall control the defense, any Indemnified Person shall have the right to participate in such litigation or proceeding and to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) Parent and such Indemnified Person shall have mutually agreed in writing to the retention of such counsel; (ii) representation of both parties by the same counsel would, in the opinion of counsel to such Indemnified Person, be inappropriate due to actual or potential differing interests between the Company and such Indemnified Person; or (iii) if the Parent fails or is failing to actively defend such Third Party Claim.

     (c) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.03, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third Party Claim unless (i) the settlement does not require the Indemnified Party to pay money damages and
(ii) the settlement is for money damages only. If the Indemnified Party has assumed the defense of any Third Party Claim in accordance with the provisions of this Section 11.03, the Indemnified Party shall obtain the prior written consent of the Indemnifying Party before entering into any settlement of such Third Party Claim.

     Section 11.04. Limitation on Damages.

     (a) The amount of any Damages payable under Section 11.02 by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies.

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     (b) Notwithstanding anything in this Agreement to the contrary, (i) except for Damages arising out of a breach of a representation (A) set forth in Section 3.08(a), or (B) relating to a fact or event that either is recurring or had, has or will have a direct recurring effect on the earnings of the Company, no Damages shall be determined or increased based on any multiple of any financial measure (including earnings, sales or other benchmarks) that might have been used by Buyer in the valuation of the Company and the Subsidiaries or their businesses and operations (it being understood that the foregoing exception for Damages arising out of a breach of a representation (A) set forth in Section 3.08(a), or (B) relating to a fact or event that either is recurring or had, has or will have a direct recurring effect on the earnings of the Company, shall not constitute an admission or acknowledgement that Damages in respect of such a breach should be determined or increased based on any such multiple, but instead is simply an exception to the prohibition on making such a claim in the case of such a breach) and (ii) except as contemplated by clause (i) no Buyer Indemnitees nor Parent Indemnitees shall be entitled to any consequential, special, exemplary, or punitive damages.

     (c) No Buyer Indemnitee shall be entitled to any indemnification hereunder for any breach of representations and warranties if Parent can establish that
(i) Parent had no Knowledge of the breach and (ii) Buyer had actual knowledge of such breach and that such breach would result in material liability .

     Section 11.05. Exclusivity. After the Closing, Sections 8.02, 8.04, 9.06 and 11.02 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement (other than the remedies contained in Sections 2.04, 5.02, 5.09, 6.03 and 13.13) or other claim arising out of this Agreement or the transactions contemplated hereby except for claims of fraud.

                                   ARTICLE 12
                                   Termination

     Section 12.01. Grounds for Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

     (a) by mutual written agreement of Seller and Buyer;

     (b) by either Seller or Buyer if the Closing shall not have been consummated on or before November 27, 2002 (the "Termination Date"); provided, however, that neither of the parties may terminate this Agreement pursuant to this clause if the Closing shall not have been consummated by the Termination Date by reason of the failure of such party or any of its Affiliates to perform in all material respects any of its or their respective covenants or agreements contained in this Agreement;

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     (c) by either Buyer, on the one hand, or Seller, on the other hand, if a material breach of any provision of this Agreement has been committed by the other party or any of its Affiliates and such breach is not capable of being satisfied or cured by the Termination Date; or

     (d) by either Seller or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

     The party desiring to terminate this Agreement pursuant to clauses 12.01(b)-(d) shall give notice of such termination to the other party.

     Section 12.02. Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of any party (or any Affiliate, stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the (1) failure of any party to fulfill a condition to the performance of the obligations of the other party that is within the control of such party, (2) failure of any party to this Agreement to perform a covenant or agreement contained in any Transaction Document, or (3) willful or negligent breach by any party to this Agreement of any representation or warranty contained in any Transaction Document, such party shall be fully liable for any and all Damages incurred or suffered by any other party as a result of such failure or breach. The provisions of Sections 5.05, 6.02 (it being understood that all provisions of the Confidentiality Agreement will remain in full force and effect), 6.07, 12.02 and Article 13 shall survive any termination hereof pursuant to .

                                   ARTICLE 13
                                  Miscellaneous

     Section 13.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

               if to Buyer, to:

               c/o Bear Stearns Merchant Banking
               Bear, Stearns & Co., Inc.
               383 Madison Avenue
               40th Floor
               New York, NY 10179
               Attention: Bodil Arlander
               Fax: (212) 272-7425

               with a copy (which shall not constitute notice) to:

               Kirkland & Ellis
               655 Fifteenth Street, N.W.

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               Washington, D.C. 20005
               Attention: Michael T. Edsall
               Fax: (202) 879-5200

               if to Parent or to Seller, to:

               Limited Brands, Inc.
               Three Limited Parkway
               Columbus, Ohio 43230
               Attention: Samuel P. Fried
               Fax: (614) 415-7188
               Attention: Tim Faber
               Fax: (614) 415-7250

               with a copy (which shall not constitute notice) to:

               Davis Polk & Wardwell
               450 Lexington Avenue
               New York, New York 10017
               Attention: David L. Caplan
               Fax: (212) 450-4800

or to such other address or telecopy number and with such other copies, as such party may hereafter specify for the purpose by notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Each such notice, request or other communication shall be effective (1) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and evidence of receipt is received or (2) if given by any other means, upon delivery or refusal of delivery at the address specified in this
Section 13.01.

     Section 13.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

     Section 13.03. Expenses. Except to the extent otherwise expressly provided in any of the Transaction Documents: (1) all costs and expenses incurred

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in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense and (2) Parent shall be responsible for all out-of-pocket costs and expenses incurred by the Company and Subsidiaries prior to the Closing Date in connection with the sale process or the preparation, execution and delivery of the Transaction Documents and actions taken at the direction of Parent or Seller to permit Parent and Seller to consummate the Closing. Without limiting the generality of the foregoing, it is understood that Parent shall not be responsible for any costs or expenses of the Company or the Subsidiaries if such costs or expenses were incurred in connection with matters attributable to post-Closing periods (including financing related fees and expenses or store separation costs) or any fees and expenses of Buyer, any of its Affiliates or any of their respective advisors or agents). Costs of the type referred to in clause (2) above for which Parent is responsible are referred to as "Relevant Costs".

     Section 13.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided that Buyer may assign this agreement (i) to any of its Affiliates, (ii) to its lenders for collateral security purposes, or (iii) to a subsequent purchaser of all or a substantial portion of the Company's business, but no such transfer or assignment will relieve the Buyer of its obligations hereunder.

     Section 13.05. Governing Law. This Agreement shall be governed by and construed in accordance with the Law of the State of New York, without regard to the conflicts of Law rules of such state.

     Section 13.06. Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, any of the Transaction Documents or the transactions contemplated thereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, Borough of Manhattan, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of any of the Transaction Documents shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without

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limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

     Section 13.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 13.08. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Each Transaction Document shall become effective when each party thereto shall have received a counterpart thereof signed by the other party thereto. No Transaction Document is intended to confer upon any Person other than the parties thereto any rights or remedies hereunder.

     Section 13.09. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     Section 13.10. Entire Agreement. The Transaction Documents, together with the Confidentiality Agreement, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto.

     Section 13.11. Captions; Certain Terms. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to "$" or " dollars" shall be to United States dollars and all references to "days" shall be to calendar days unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words, "without limitation."

     Section 13.12. Disclosure Schedule. The parties acknowledge and agree that
(1) the Disclosure Schedule to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer and
(2) the disclosure by Parent or Seller of any matter in the Disclosure Schedule

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shall not be deemed to constitute an acknowledgment by Parent or Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material. If any section of the Disclosure Schedule discloses an item of information in such a way as to make its relevance to the disclosure required by another section of the Disclosure Schedule readily apparent, the matter shall be deemed to have been disclosed in such other section of the Disclosure Schedule, notwithstanding the omission of an appropriate cross-reference to such other section of the Disclosure Schedule.

     Section 13.13. Specific Performance. Each party acknowledges and agrees that the other parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such party may be entitled, at law or in equity. In particular, the parties acknowledge that the business of the Company and the Subsidiaries is unique and recognize and affirm that in the event Parent or Seller breaches this Agreement, money damages may be inadequate and Buyer may have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other parties' obligations hereunder not only by action for damages but also action for specific performance, injunctive, and/or other equitable relief.

     Section 13.14. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

    [Remainder of page intentionally left blank; next page is signature page]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                           NY & CO. GROUP, INC.


                                           By: /s/ BODIL ARLANDER
                                               ---------------------------------
                                               Name: Bodil Arlander
                                               Title: Secretary


                                           LFAS, INC.


                                           By: /s/ DOUGLAS L. WILLIAMS
                                               ---------------------------------
                                               Name: Douglas L. Williams
                                               Title: Senior Vice President


                                           LIMITED BRANDS, INC.


                                           By: /s/ TIMOTHY J. FABER
                                               ---------------------------------
                                               Name: Timothy J. Faber
                                               Title: Vice President - Treasurer